SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                           FORM SB-2

                    REGISTRATION STATEMENT

                            UNDER

                  THE SECURITIES ACT OF 1933

                     VALUE HOLDINGS, INC.
    (Exact name of the Registrant as specified in its charter)

       FLORIDA                5031           59-2388734
(State of incorporation)  (Primary Standard  (IRS Employer
                           Industrial    Identification Number)
                     Classification Code Number)

          2307 Douglas Road, Suite 400, Miami, FL 33145
                          (305) 447-8801
(Address and telephone number of Registrant's principal executive offices)

                         IDA OVIES, CPA
                    CHIEF FINANCIAL OFFICER
                 2307 DOUGLAS ROAD, SUITE 400
                        MIAMI, FL 33145
                         (305) 447-8801
    (Name, address and telephone number of agent for Service)

                          COPIES TO:

                 JONATHAN D. LEINWAND, P.A.
               3370 NE 190TH ST., SUITE 1805
                    AVENTURA, FL 33180
                      (305) 937-3062

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration
Statement in light of market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to the Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

TITLE OF EACH    AMOUNT TO BE   PROPOSED   PROPOSED   AMOUNT OF
CLASS OF         REGISTERED     MAXIMUM    MAXIMUM   REGISTRATION
SECURITIES TO    (2)            OFFERING  AGGREGATE    FEE (3)
BE REGISTERED                   PRICE PER  OFFERING
                                  UNIT      PRICE
-------------    -----------   ---------- ---------  ------------
Warrants to
Purchase Common
Stock             5,457,792       .13      709,513     $  187

Common Stock,
$.0001 Par
Value (1)        33,707,792       .13    4,382,013     $1,166

(1) Includes 5,457,792 shares of Common Stock which may be issued upon exercise of Common Stock Warrants and 28,250,000 shares which may be issued upon conversion of the Company's 10% Convertible Debentures or in payment of interest on the Debentures by the Company.

(2) Also includes an indeterminate number of shares of Common Stock which may be issued with respect to such shares by way of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or otherwise.

(3) The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the closing bid and asked prices for the Registrant's Common Stock as reported o the OTC Bulletin Board on November 10, 2000.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE. SUBJECT TO COMPLETION, DATED November ____, 2000
INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT OT COMPLETEION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM SB-2. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICIATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALW WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.



VALUE HOLDINGS, INC.

     Our common shares are traded on the over-the-counter Bulletin Board under the symbol VALH. There is no public market for our warrants and we do not intend to list our warrants on any exchange.

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to:

- 5,457,792 warrants to purchase shares of our common stock

- 5,457,792 shares of our common stock issuable upon exercise of the warrants

- 28,250,000 shares of our common stock issuable upon conversion of up to $3,000,000 in principal amount of our 10% Convertible
Debenture due 2002.

We will receive no proceeds from the sale of our warrants or common stock by the selling stockholders identified in this prospectus. We will, however, receive proceeds from the sale of our common stock upon the exercise, if any, of the warrants.

You should read this prospectus and any supplement carefully before you invest in Value Holdings. This prospectus may not be used to make sales of our common stock or warrants unless accompanied by a prospectus supplement. PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" APPEARING ON PAGE 4 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November _______, 2000.

     The following table of contents has been designed to help you find important information contained in this prospectus.


TABLE OF CONTENTS
SECTION                                                PAGE

Prospectus Summary............................................2

Risk Factors .................................................3

Use of Proceeds ..............................................6

Information on Selling Stockholders ..........................6

Plan of Distribution .........................................7

Legal Proceedings ............................................8

Directors, Executive Officers, Promoters and Control
Persons ......................................................8

Security Ownership of Certain Beneficial Owners and
Management ...................................................9

Description of Debentures and Warrants ......................10

Description of Common Stock .................................12

The Company .................................................14

Management s Discussion and Analysis ........................19

Company Properties ..........................................23

Certain Relationships and Related Transactions ..............23

Market for Registrant's Common Equity and Related
Stockholder Matters .........................................24

Executive Compensation ......................................28

Where to Find Additional Information ........................31

Index to Combined Financial Information.....................F-1

                              1










PROSPECTUS SUMMARY

     This prospectus summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading Where to Find Additional Information.

OUR COMPANY

     Our principal business is the wholesale distribution of lumber in Canada and the United States. We currently operate through three wholly owned subsidiaries, each occupying their own market segment.


     Network Forest Products Limited, sells lumber to building contractors and the construction industry. The lumber sold by Network is used in the construction of new homes and buildings. Network also has the ability to cut its lumber to special sizes to meet customer requests.

     Harron Hardware and Building Supply, also sells lumber to building contractors and the construction industry. Additionally, Harron sells hardware and building supplies on a retail basis through its affiliation with Castle Building Centres.

     The assets of Cutler Forest Products and 100% of the shares of Seabright Wood Fabricators were acquired by the Company on August 11, 2000. Together Cutler's and Seabright's business encompasses the following areas:
     (i) The wholesale distribution of sheet and cut-to-size composite wood products;
     (ii) manufacturing of subcomponents for other wood manufacturers;
     (iii)manufacturing of finished products
          (a)  kitchen cupboards
          (b)  bathroom vanities and
          (c)  shredder boxes
(1) distribution of Nevamar; and
(2) a supplier to major building material retailers including Home Depot and Ace Hardware.

SUMMARY FINANCIAL AND OTHER DATA

     We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in Value Holdings. The table includes summary historical financial data for Value Holdings for the years ended October 31, 1998 and 1999 and for the nine months ended July 31, 2000. We believe that this presentation is informative to you.




                        YEAR ENDED   YEAR ENDED    NINE MONTHS
                        OCTOBER 31,  OCTOBER 31,  ENDED JULY 31,
                           1998        1999           2000
                       ------------  -----------  -------------
ASSETS                 $  750,886    $24,424,015   $40,057,813
REVENUES               $  149,329    $46,065,939   $90,495,350
NET INCOME            $(2,896,746)   $   993,365   $ 4,163,815
EARNINGS (LOSS)
 PER SHARE             $     (.01)   $      .007   $       .03


                                      2

OUR CONVERTIBLE DEBENTURE

     On August 10, 2000 we entered into certain agreements with Roycap, Inc., ( Roycap ) to raise up to $2,000,000 through the sale to Roycap of our 10% Convertible Debentures with attached warrants to purchase up to 5,250,000 shares of our common stock. On August 10, 2000, Roycap purchased $1,000,000 in principal amount of our 10% debentures. The purchase price paid by Roycap was $1,000,000. Under the terms of the Convertible Debenture, we also issued to Roycap a Warrant to purchase the remaining $1,000,000 in principal amount of our 10% Convertible Debentures and warrants to purchase 250,000 shares of our common stock.

On October 11, 2000 we entered into certain agreements with Capbanx Corp. ( Capbanx ) for them to purchase $1,000,000 of our 10% Convertible Debentures. On October 11, 2000 Capbanx purchased $1,000,000 in principal amount of our 10% Convertible Debentures

This prospectus relates to the resale of our warrants or common stock by the selling stockholders identified in this prospectus either in the open market or pursuant to a negotiated transaction.


RISK FACTORS

WE HAVE MADE FORWARD LOOKING STATEMENT  THAT MAY NOT PROVE TO BE
CORRECT

     The statements contained in this prospectus that are not historical fact are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.
The words or phrases  will likely result,  are expected to   will
continue,   is anticipated,   believes,   estimates,   projects  or
similar expressions are intended to identify these forward-looking statements. These statements are subject to risks and uncertainties beyond our reasonable control that could cause our actual business and results of operations to differ materially from those reflected in our forward-looking statements. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements we make in this prospectus.

     Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based o trends which we anticipate in our industry and our good faith estimate of the effect on these trends of such factors as industry capacity, product demand and product pricing.

     The inclusion of projections and other forward-looking statements should not be regarded as a representation by Value Holdings or any other person that we will realize our projections or that any of the forward-looking statements contained in this prospectus will prove to be accurate. We will not update any forward-looking statements other than as required by law.


OUR MAIN PRODUCT IS SUBJECT TO PRICE FLUCTUATIONS

     Our main product is lumber which is a commodity. As a commodity the price of lumber can fluctuate. This fluctuation in price can have the following effects:


                                 3

- It can cause us to experience lower operating margins, thereby reducing earnings
- It can result in a write down in the value of our inventory

Additionally, we do not engage in any significant hedging activities that would help protect us against fluctuations in the price of lumber.


WE RELY ON OUR LINE OF CREDIT TO FUND OPERATIONS

     Network Forest Products, our wholly owned subsidiary, has a line of credit and credit facility with GMAC Commercial Credit - Canada in the amount of $58,000,000 (Canadian Dollars) (approximately $39,000,000 US Dollars). Value Holdings has guaranteed this line by pledging substantially all the assets of the company. Network relies on this credit facility to purchase inventory and provide working capital to us. Should the price of lumber drop significantly or interest rates rise significantly, this could impair our ability to draw down on the line of credit to fund operations.

     The inability to increase our credit line could also impair our ability to acquire additional companies. We have previously used cash from the line of credit to pay for acquisitions.




INCREASING INTEREST RATES COULD LOWER PROFITS

     An increase in interest rates will increase our cost of borrowing money from GMAC. This increased cost could significantly decrease or eliminate the company's profits.


INCREASING MORTGAGE RATES COULD SLOW THE HOUSING MARKET

     Much of our business consists of the sale of lumber to home builders. Increases in mortgage rates could slow the rate at which new homes are being built and could therefore lower our revenues and earnings.


COMPETITION FROM LARGER COMPETITORS COULD SLOW OUR GROWTH

     The lumber distribution industry is dominated by a small number of large corporations. These corporations are better capitalized than Value Holdings and have the ability to reach more customers and markets. The dominance of these companies could prevent us from expanding into markets or gaining new customers. This could adversely affect our ability to grow and could have a negative impact on future revenues and earnings.

OUR STOCK IS TRADED ON THE OTC BULLETIN BOARD AND THE TRADABILITY
IN OUR STOCK MAY BE LIMITED UNDER THE PENNY STOCK REGULATIONS

     Our common stock is traded on the OTC Bulletin Board under the symbol VALH . The OTC bulletin Board is not a recognized national securities exchange. If the trading price of our common stock is less than $5.00 per share, trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.

                               4
The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a penny stock , including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term penny stock refers to a stock with a market price of less than $5.00 per share which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may not be able to be sustained because of these restrictions.


THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND WARRANTS


Currently, there are a limited number of market makers for our common stock and there can be no assurance that a market for our shares will continue with any consistency. There is no public market for our warrants and we cannot assure you that one will develop. We do not intend to list our warrants on any exchange.


WE DEPEND ON OUR KEY PERSONNEL FOR OUR FUTURE SUCCESS

    We believe our future success will depend to a significant extent upon our ability to attract and retain skilled officers, directors, managers and other personnel. Competition for qualified personnel is intense, and we cannot assure you that we will be successful in attracting and retaining qualified, top-level personnel. We maintain life insurance in the amount of $1 million (Canadian Dollars) on our President and CEO Robert Ziner. The proceeds from this policy have been assigned to GMAC. Our future success largely depends on the continued services of our officers and directors, and upon their ability to manage and conduct our operations and implement our business plan. The loss of services of these officers and directors could adversely affect our prospects for success.



WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON SHARES IN THE PAST AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FUTURE


    We anticipate using the proceeds received from our debt and equity sales to Roycap and any future earnings for acquisitions of other companies, to promote and increase our business and for other working capital uses. We have not paid or declared any dividends on our common shares in the past. Based upon our present financial status and our contemplated financial requirements, we do not anticipate paying any dividends upon the shares offered by this Prospectus for the foreseeable future. While we may declare dividends at some time in the future, we cannot assure you of the timing of future dividends, if any.

                                  5

USE OF PROCEEDS

     We are registering our warrants and shares of common stock offered by this prospectus to satisfy our contractual obligation to Roycap and Capbanx. We will not receive any of the proceeds from the sale of our warrants or common stock by the selling stockholders under this prospectus. We will, however, receive proceeds from the issuance of our common stock upon the exercise , if any, or our warrants.
     On August 10, 2000, Roycap purchased $1,000,000 in principal amount of our 10% Debentures. The purchase price for the 10% Debentures and warrants was $1,000,000. We used the proceeds received from Roycap to fund part of the purchase of Cutler Forest Products and Seabright Wood Fabricators Ltd., which was completed on August 11, 2000.

     On October 11, 2000 Capbanx purchased $1,000,000 in principal amount of our 10% Debentures. The purchase price for the 10%
Debentures and warrants was $1,000,000. The proceeds received from Capbanx are for working capital purposes.

INFORMATION ON SELLING STOCKHOLDERS

     The following table includes certain information with respect to the selling stockholders as of August 31, 2000. The selling stockholders are not an affiliate of ours and have not had a material relationship with us during the past three years. One of the selling stockholders, Research Capital Corp., is a registered broker-dealer in Ontario.

NAME       BENEFICIAL   MAXIMUM NUMBER MAXIMUM NUMBER APPROXIMATE
           OWNERSHIP OF OF SHARES OF   OF WARRANTS    PERCENTAGE OF
           COMMON STOCK COMMON STOCK   OFFERED FOR    COMMON STOCK
           AS OF AUGUST OFFERED FOR    SALES (3)      TO BE OWNED
           31, 2000     SALE                         AFTER OFFERING
---------  ------------ ------------  -------------  -------------

Roycap, Inc.
(1)        24,073,530(1) 24,073,530(2)  5,250,000          0%

Research
Capital Corp.
(4)           414,000(4)    414,000(4)    414,000          0%

Capbanx Corp.
(5)         9,411,765      9,414,765         -0-           0%


(1) Roycap holds $1,000,000 in principal amount of our 10% Debentures. Roycap also holds a warrant to purchase an additional $1,000,000 in principal amount of our 10% Debentures and Warrants to purchase 5,250,000 shares of our common stock. The number of warrants and shares of common stock offered by the selling stockholders assumes the full exercise of Warrant by Roycap and the issuance to Roycap of a total of $2,000,000 in principal amount of our 10% Debentures and warrants to purchase 5,250,000 shares of our common stock.

(2) Includes the maximum number of shares issuable upon conversion of our 10% Debentures and 5,250,000 shares issuable upon exercise of the warrants accompanying the 10% Debentures. Also assumes the conversion of the $2,000,000 in principal amount of our 10% Debentures to common stock and the exercise of all of the warrants accompanying our 10% Debentures to purchase 5,250,000 shares of our common stock.

(3) Assumes the issuance of all the warrants accompanying the 10% Debentures and warrants issued or to be issued to Research Capital.

                                6

(4)  Assumes the conversion of all warrants issued to Research
Capital including those warrants issuable upon Roycap s conversion of its Warrant to purchase an additional $1,000,000 in principal amount of our Convertible Debentures.

(5) As of October 11, 2000, Capbanx held $1,000,000 in principal amount of our 10% Debentures. The number of shares of common stock offered by the selling stockholder assumes the full conversion of this Debenture.


PLAN OF DISTRIBUTION

     The selling stockholders named in this prospectus or their pledgees, donees,transferees or other successors-in-interest are free to offer and sell their warrants and common stock at such times, in such manner and at such prices as they may determine. The types of transactions in which the warrants or common stock are sold may include transactions in the over-the-counter bulletin board market (including block transactions), negotiated transactions, the settlement of short sales of common stock, or a combination of these methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. The transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they do not have any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

    The selling stockholders may effect transactions by selling our warrants or common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Broker-dealers may also receive compensation from the purchasers of our warrants or common stock for whom they act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

    The selling stockholders and any broker-dealer that acts in connection with the sale of warrants or common stock may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of our warrants or common stock sold by them while acting as a principal may be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in a transaction involving sales of our warrants or common stock against certain liabilities.

    Because the selling stockholders may be deemed underwriters within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M under the Exchange Act, may apply to sales by the selling stockholders in the market and have provided the selling stockholders with a copy of these rules and regulations.



                                 7

LEGAL PROCEEDINGS

We are not involved in any material litigation or other legal proceedings.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following persons are the executive officers and directors as of October 31, 2000.

        Name             Age                 Position
        ----             ---                 --------

Robert Ziner              45          President, Chief Executive
                                      Officer, director

Alison Rosenberg Cohen    33          Secretary, Director

Ida Ovies                 42          Chief Financial Officer

David Stone                           Director

John J. Balantinecz                   Director

Tom P. Hazell                         Director

On January 12, 2000 the Company appointed three new directors:
David Stone, Tom P. Hazell and John J. Balatinecz.

The Audit Committee of the Board of Directors is composed of David Stone, Tom P. Hazell, John J. Balatinecz and Ida Ovies.

All directors hold office until the next annual meeting of shareholders and the election and qualification of their successor. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Robert Ziner was named President of the Company in February 1999.
Prior to that time Mr. Ziner was an executive with John Ziner
Lumber Limited.

Alison Rosenberg Cohen was named President of the Company in September 1991 and had served in such capacity until May 1995 when she stepped down to become Vice President of Marketing and Anthony Pallante became president of the Company. On December 3, 1996, upon Mr. Pallante s resignation as president of the Company, Ms. Cohen was elected as interim president. She stepped down to become Secretary of the Company when Mr. Ziner was named President in February 1999. She was elected a Director of the Company in June 1990. From 1988-1991 Ms. Cohen held various positions with the Company and with its predecessor, Seashells, Inc. Ms. Cohen graduated from the University of Miami in 1988 with a B.S. in advertising and marketing. She is the daughter of Leonard Rosenberg, a former officer and director of, and now a consultant, to the Company.

Ida Ovies has been the Chief Financial Officer of the Company since 1994. Ms. Ovies received a BA in Accounting in 1979, from the University of Puerto Rico in San Juan, Puerto Rico. Ms. Ovies also received a Master of Science and Taxation in 1983 from the Florida International University in Miami, Florida. Ms. Ovies is a licensed CPA and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Ovies has over twenty years of practice in both public and private accounting.

                           8

Dr. John Balatinecz is a Emeritus Professor of wood science and forest products and a member of the faculty at the University of Toronto. He holds a Ph.D. in wood science from the University of Toronto. Dr. Balatinecz has written more than 100 papers and is the holder of two patents dealing with the production of recycle composition paper flakeboard.. He was previously a member of the board of directors of Green Forest Lumber Corporation.

David Stone is an attorney practicing in Toronto in the areas of commercial litigation and corporate law. He is a member of the Ontario Bar and received his law degree from the University of Victoria. Mr. Stone is also an honors graduate of the Canadian Securities Institute. Mr. Stone is the brother-in- law of Value Holding s president Robert Ziner.

Tom P. Hazell is president of the Hazell Underwriting Group, an insurance firm in Midland, Ontario. A graduate of Waterloo College, Mr. Hazell has more than 35 years of business experience. Mr. Hazell is involved with a number of insurance industry groups and is the president of the Huronia Estate Planning Council and the past president of the Institute of Chartered Life Underwriters & Chartered Financial Consultants of Canada.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company s Common Stock beneficially owned as of October 31, 2000 by (i) the owners of more than five percent (5%) of the Company s Common Stock, (ii) the number of shares of Common Stock owned by each director and officer, and (iii) the number of shares of Common Stock owned by all officers and directors as a group:

Name and Address of       Number of Shares of       Percentage of
Beneficial Owner (1)         Common Stock           Common Stock
- -------------------       -------------------       -------------
Robert Ziner (2)               25,000,000                  15.7%

Lyon Wexler    (5)             12,200,000                  7.6%

Alison Rosenberg Cohen (3)        790,000                0.005%

Ida Ovies (4)                      50,000                0.0003%

Tom Hazell                        350,000                0.0022%

David Stone                             0                0

John J. Balatinecz                      0                0

All Executive Officers and
Directors as a Group            26,190,000              16.47%

                                9

(1) The address for all officers and directors of the Company is c/o Value Holdings, Inc., 2307 Douglas Road, Ste 400, Miami,
Florida 33145.

(2) Mr. Ziner is a beneficial owner of 1341125 Ontario Limited which owns 3,416,335 Class B Shares of Network Forest Products Limited, a wholly owned subsidiary of the Company. Pursuant to an agreement between the Company and 1341125 Ontario Limited dated February 19, 1999, 1341125 Ontario Limited may exchange these Class B shares of Network Forest Products for not more than 341,633,500 common shares of the Company. 1341125 Ontario Limited has not exchanged any Class B shares for Common shares of the Company pursuant to this agreement.

(3) Includes 400,000 shares of Common Stock beneficially owned by Alison Rosenberg Cohen and 390,000 options to purchase shares of Common Stock which are immediately exercisable.

(4) Represents 50,000 options to purchase shares of Common Stock which are immediately exercisable.

(5) Lyon Wexler was the Chief Operating Officer of our subsidiary, Network Forest Products Limited. Robert Ziner, by agreement, has the right to vote the shares held by Mr. Wexler. Mr. Wexler retired from the company effective October 1, 2000.



DESCRIPTION OF DEBENTURE

Roycap

     On August 10, 2000 Roycap purchased $1,000,000 in principal amount of our 10% Convertible Debentures. The purchase price paid by Roycap for our 10% Convertible Debenture and Warrants was $1,000,000. We also issued to Roycap a warrant to purchase the remaining $1,000,000 in principal amount of 10% Convertible Debentures (Series II Warrant) and a warrant to purchase 250,000 shares of our Common Stock for a purchase price of $1,000,000 (The Series I Warrant). The exercise of the Warrant and our receipt of an additional $1,000,000 is within the sole discretion of Roycap.

     Our 10% Convertible Debentures purchased by Roycap have a maturity date of August 10, 2002 at which time the principal amount and all accrued and unpaid interest is due and payable. Interest is payable quarterly in arrears on the last business day of October, January, April and July. We are entitled to but not required to make payments of principal prior to the maturity date of the Convertible Debenture. Such prepayment may be made upon thirty days written notice to Roycap. During the 30 day period Roycap may exercise its right to convert the principal amount of the debenture into shares of our common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion is the lesser of:

--   $0.14 (Fourteen Cents).

--   eighty-five percent (85%) of the average closing bid price of the shares of Common Stock for the 5 lowest of the 22 consecutive trading days immediately prior to the trading day on which the written notice of the exercise of the conversion right herein is transmitted.

                                10

Capbanx

     On October 11, 2000 Capbanx purchased $1,000,000 in principal amount of our 10% Convertible Debentures. The purchase price paid by Capbanx for our 10% Convertible Debenture was $1,000,000.

     Our 10% Convertible Debentures purchased by Capbanx have a maturity date of October 11, 2002 at which time the principal amount and all accrued and unpaid interest is due and payable. Interest is payable quarterly in arrears on the last business day of October, January, April and July. We are entitled to but not required to make payments of principal prior to the maturity date of the Convertible Debenture. Such prepayment may be made upon thirty days written notice to Capbanx. During the 30 day period Capbanx may exercise its right to convert the principal amount of the debenture into shares of our common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion is the lesser of:

--   $0.14 (Fourteen Cents).

--   eighty-five percent (85%) of the average closing bid price of the shares of Common Stock for the 5 lowest of the 22 consecutive trading days immediately prior to the trading day on which the written notice of the exercise of the conversion right herein is transmitted.

DESCRIPTION OF WARRANTS

WARRANTS TO PURCHASE COMMON SHARES

     The Warrants to Purchase Common Shares entitle Roycap to purchase 5,000,000 shares of our common stock at an exercise price of $0.14 per share. The Warrants expire on August 10, 2002. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The warrant does not confer any of the rights of shareholder on the holder of the warrant.

     Additionally, upon Roycap's exercise of its warrant to purchase additional 10% Debentures, as described below, Roycap will receive an additional warrant to purchase 250,000 Common Shares.

     Research Capital holds Warrants to purchase 207,792 of our Common Shares at an exercise price of $.195 (Nineteen and one-half cents) per share. The Warrants expire on August 10, 2002. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The warrant does not confer any of the rights of shareholder on the holder of the warrant. Should Roycap purchase an additional $1,000,000 of our debentures then Research would be entitled to an additional 207,792 warrants to purchase our common stock.

WARRANT TO PURCHASE ADDITIONAL CONVERTIBLE DEBENTURES

     The Warrant to Purchase Additional Convertible Debentures issued to Roycap allows Roycap to purchase an additional $1,000,000 of our 10% Convertible Debentures for $1.00 per $1.00 per principal amount of the Debenture for a total purchase price of up to $1,000,000. This warrant expires at 5:00 p.m. Eastern Time on the date which is 30 days after the date

                                11

on which the registration statement registering the securities underlying our 10% Convertible Debenture is declared effective. The warrant does not confer any of the rights of shareholder on the holder of the warrant.

COVENANTS OF THE COMPANY

Pursuant to the covenants contained in the debentures we have agreed to the following:

 - To register for resale the securities underlying the Convertible Debentures and the Warrants;
 - To not register any other shares of common stock of the Company until such time as the registration statement registering the securities underlying the Convertible Debentures held by Roycap and Capbanx is declared effective; and
 - To not in any impair the security of Roycap or Capbanx that was granted pursuant to the debentures.


REGISTRATION RIGHTS AGREEMENT WITH ROYCAP

     Simultaneously with the sale of our 10% Convertible Debentures to Roycap, we entered into a registration rights agreement with them. The securities offered by this prospectus are in compliance with our obligations under the registration rights agreement.

     Should the registration statement registering the securities underlying the 10% Convertible Debenture, the Series II and Series I Warrants not be declared effective within 120 days of the date of the Convertible Debenture then Roycap shall be entitled to convert the principal amount of the Convertible Debenture at the lowest closing bid price of the stock during the period after 120 day registration period and the actual effective date of the registration statement.

     On October 11, 2000 we amended the Registration Rights
Agreement with Roycap to allow for the inclusion of the securities underlying the Convertible Debentures purchased by Capbanx to be included on this registration statement.

REGISTRATION RIGHTS AGREEMENT WITH CAPBANX

     Simultaneously with the sale of our 10% Convertible Debentures to Capbanx, we entered into a registration rights agreement with them. The securities offered by this prospectus are in compliance with our obligations under the registration rights agreement.


DESCRIPTION OF OUR COMMON STOCK

     We have 159,445,730 outstanding shares of Common Stock par value $.0001. Our Articles of Incorporation authorize us to issue up to 900 million shares of common stock.

The Company has never declared any cash dividend on its shares of Common Stock. The Board of Directors may declare dividends on its Common Stock from time to time, although it does not at present have any intention to do so.

                               12

DISCLOSURE OF COMMISSION POSITION OF INDEMNICATION FOR SECURITIES
ACT LIABILITY

     The agreements between us and Roycap and us and Capbanx do not provide for the indemnification of either party from liability under the Securities Act. However, we indemnify our officers and directors from other liability as is allowed pursuant to Florida Statutes Section 607.0850.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act ) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                13


THE COMPANY

ORGANIZATION AND DEVELOPMENT


The Company was initially incorporated as a Delaware corporation in 1986, but was reincorporated in the state of Florida in 1991.

On August 30, 1991, the Company, through its newly-formed subsidiaries, purchased the assets and operations of Seashells, Inc.(Seashells) and its subsidiaries (the Seashells Assets ). Seashells was organized as a Florida corporation in June 1986 with a view towards operating a chain of seafood restaurants in South Florida offering quality seafood products at reasonable prices in a family style setting. The name of the restaurants was changed to Cami's Seafood and Pasta and in 1995 the day-to-day operations of the restaurants were turned over to a third party management company. The Company received a license fee based upon gross sales of the restaurants. On June 30, 2000 the Company sold its entire interest in Cami's Seafood and Pasta to the third party operator.

In February 1993, the Company s shareholders approved the re-incorporation of the Company from the State of Delaware to the State of Florida. A merger to effect the reincorporation was completed on March 11, 1993.

In the fall of 1994 the Company retained a financial consultant to advise it on the management and viability of the Company. As a result of the consultant s advice, the Company decided to restructure and change direction by becoming a holding company that would acquire independent businesses with solid market niches.

On February 25, 1999 Value Holdings, Inc., through its wholly owned subsidiary corporation, Network Forest Products Limited, acquired substantially all of the assets of John Ziner Lumber Limited, an Ontario corporation. John Ziner Lumber Limited is involved in the distribution and remanufacturing of lumber.



Network Forest Products

On February 25, 1999, the Company, through a wholly owned subsidiary, Network Forest Products (Network), acquired substantially all the assets of John Ziner Lumber Limited, an Ontario corporation, for $ 14,331,473. Financing for the transaction was provided by BNY Financial Corporation- Canada, a subsidiary of the Bank of New York. Value holdings has provided a guarantee to BNY Financial Corporation - Canada securing the indebtedness of Network Forest Products. BNY has since become GMAC Commercial Credit -- Canada.

Value Holdings owns all of the issued and outstanding Class A common shares, the only shares with voting rights, of Network Forest Products. Robert Ziner, formerly an executive with John Ziner Lumber, and president of Network Forest Products and Value Holdings effective February 25, 1999, is the beneficial owner of

                             14

3,416,335 Series B Special shares of Network Forest Products, held by 1341125 Ontario Limited, which have no voting rights, but which are exchangeable for a certain number of common shares of Value Holdings. Additionally, 5,253,147 Series A Preferred shares were issued to John Ziner Lumber Limited as part of the purchase price. The Series A Preferred shares are redeemable by the Company for $1 Canadian dollar per share plus any declared unpaid dividends thereon, and bear cumulative dividend at the rate of 5% per annum calculated annually and payable semi-annually.




LUMBER OPERATIONS

The acquisition of the Ziner assets made Network one of the three largest wholesale distribution operations in Ontario based on sales; selling lumber and building materials in Ontario, the United States and the Caribbean. Network is the largest supplier to southern Ontario's major general contractors and concrete forming contractors. Through its acquisition of John Ziner Lumber Limited, Network also sells its products into the United States and Caribbean market either directly or through wholesale distributors located in Toronto, Ontario and Quebec City, Quebec.

Network is one of the top three suppliers of cut-to-size wood products in Ontario to major industrial users such as wooden packaging (pallets, crates, boxes) operations.

LUMBER REMANUFACTURING

Network Forest manufactures lumber by cutting mill dimensions into smaller pieces of higher grade and value. The remanufacturing operation plays a very significant role in the Company's business, especially with respect to increasing export sales. The Company is planning to construct a 25,000 square foot facility to increase its remanufacturing production.

LUMBER DISTRIBUTION

Network Forest Products is also a distributor of lumber and building materials. This involves the handling, storage, sorting and shipping of lumber and building materials to construction and industrial users in Canada, the United States and Mexico.

The fluctuation in the price of lumber throughout the year may cause Network s annual dollar sales volume to increase or decrease based solely on these fluctuations.

COMPETITION

Network Forest Products main competitors in the Canadian market are:

Alpa Group of Companies.

This is a major competitor, with 5 yards in the greater Toronto area.

Rockett Lumber.

Located in Mississauga Ontario. Serves homebuilders only.


                              15


Tarpin Lumber.

Located in Barrie, Ontario. Serves homebuilders only.

Hanford Lumber.

Located in Rexdale, Ontario. Serves general contractors.


There is no product differentiation in the wholesale lumber business. All pieces of the same size and grade of lumber are considered commodity products and have the same characteristics and essentially the same value.

Similarly, there is little or no differentiation between various makes of the same building materials; competing products must meet established government or industry standards.

The only differentiation possible are competitive pricing, flexible payment terms, on-time delivery, and customer service and support.

Primarily the forces of competition in the marketplace establish
Network s selling prices. Internal operating efficiency plays a large part in determining how competitively Network can price its product in a given situation.

In cases where Network s price is equal to that of a competitor, Network relies on its reputation in the industry to provide a competitive advantage.

SALES ORGANIZATION

Marketing is carried on primarily through direct mail and personalized sales contact in greater Toronto and the surrounding area.

Network's sales staff consists of 5 commissioned individuals who specialize in the residential building markets, and 5 commissioned individuals focussed on industrial, general contractor and export sales. At present all sales staff work out of Network s offices in Toronto. They market by direct mail, phone, and personal contact. Network belongs to trade associations related to their markets.

On January 12, 2000 Network announced the addition of four new sales people who will make up the Industrial Trade Division. This Division will concentrate on selling wood products to the crating, packaging, remanufacturing, pallet and bed frame segments of the industry.






HARRON HARDWARE AND BUILDING SUPPLIES

On February 3, 2000 Network Forest Products purchased 100% of the outstanding shares of 471372 Ontario Limited which was doing business as Harron Home Hardware ( Harron ). Harron is a wholesale distributor of lumber and is located in Moorefield, Ontario.
Harron also sells hardware and building supplies. Prior to the acquisition Harron was a dealer for Home Hardware, a Canadian hardware retailer. Upon acquisition by Network Forest Products, Harron canceled its dealership arrangement with Home Hardware and entered into new agreements with Castle Building Centers and Weber Supply. At that time it changed its name to Harron Hardware and Building Supplies.

                              16

Harron has been recognized as the number 2 retailer affiliated with Castle Building Centres and was ranked number 52 of the top 100 hardware retailers in Canada. The rankings were published in the May 2000 issue of Hardware Merchandising Magazine.

CUTLER FOREST PRODUCTS AND SEABRIGHT WOOD FRABRICATORS LIMITED

On August 11, 2000 Network Forest Products, a subsidiary of Value Holdings, Inc. Purchased all of the assets of Cutler Forest Products and 100% of the shares of Seabright Wood Fabricators, located in Mississauga, Ontario. Cutler and Seabright had common ownership with each other.

     Consideration for the transaction was $15,954,817 Canadian Dollars. $3,902,579 Canadian Dollars of the purchase price was allocated to the satisfaction of outstanding debts consisting primarily of a line of credit with Toronto-Dominion Bank. The purchase price was provided by Network Forest Products'credit facility with GMAC Credit Corporation (formerly BNY Financial Corporation -- Canada) which was increased from $40 million Canadian Dollars to $58 million Canadian Dollars.

     Cutler Forest Products' primary business is the wholesale supply of sheet and cut to size composite wood products including melamine, particle board, medium density fiberboard and hardwood plywood. Cutler provides both wood and materials for their customer's manufacturing operations, and also provides both fully and partially manufactured product. Cutler will box, bar code and package as specified by the customer or ship product in bulk for refinishing and final assembly. Cutler also distributes a laminate called Nevamar. They are one of two distributors of this product in Ontario.

     Seabright is a component manufacturer. Virtually of Seabright's sales are to Cutler.

     Together Cutler's and Seabright's business encompasses the following areas:
     (i) The wholesale distribution of sheet and cut-to-size composite wood products;
     (ii) manufacturing of subcomponents for other wood manufacturers;
     (iii)manufacturing of finished products
          (a)  kitchen cupboards
          (b)  bathroom vanities and
          (c)  shredder boxes
     (iv) distribution of Nevamar; and
     (v)  a supplier to major building material retailers

     Cutler has approximately 1,500 customers with four customers accounting for 20% of sales. Cutler's four largest customers are:
Home Depot, Ontario Store Fixtures, Revy Home Centres (Lansing) and
Ace Hardware.



GOVERNMENT REGULATION OF THE LUMBER INDUSTRY

The Canada-US Softwood Lumber Agreement

Despite progress made toward opening markets through multilateral trade agreements, recent frictions over Canadian softwood lumber exports to the United States illustrate that these agreements do not always guarantee access to foreign markets. Allegations of unfair subsidization through low stumpage fees have been made against Canadian softwood lumber producers since the early 1980's. In early 1996, an agreement was reached between the United States and Canada to prevent further trade action by the US against Canadian softwood lumber imports.

                         17

The Canada-US Softwood Lumber Agreement involving a restrictive quota regime was announced on April 2, 1996. The five-year agreement is the result of negotiations between the governments at the federal and provincial level along with industry. The key factors and terms of the agreement are as follows:

_ Only exports from British Columbia, Alberta, Ontario and Quebec are affected.

_ Softwood lumber exports from the Atlantic Provinces, Saskatchewan, Manitoba and the Territories are not affected.

_ Exports to the United States under 34.69 million m3 (cubic meters) or 14.7 Billion Board Feet (BBF) are fee free.

_ The first 650 Million Board feet in excess of 14.7 BBF is subject to a fee of $50 (US dollars) for each thousand board feet and $100 (US dollars) per thousand board feet for additional volumes.

_ Revenues collected from the export fee are collected by the Canadian government and distributed to the provinces.

_ Exports may increase without fee for each quarter when the average price exceeds $405 US per thousand board feet in the first two years and $410 US for the last three years of the agreement.

The allocation of the softwood quota is company based. Firms in British Columbia receive the largest share, with 59% of the quota; Quebec receives 23%, Ontario 10.3% and 7.7% for Alberta. The allocation was based on recent export shipments and was given to primary producers and re-manufacturers. Wholesalers were not given their own allocation but primary producers have provided written assurances that their dealings with the wholesalers will be on a business as usual basis.

The plan provides flexibility to accommodate normal market adjustments such as growth and new entrants. Two percent has been reserved for new entrants up to the end of 1999, so as to provide export access for new mills which began production in the last two years. New entrants include companies with verifiable investment commitments to build by April 1, 1996 and those with major capital investments made in new capacity since January 1995.

Network purchases lumber that is within the quota. The company has not experienced any material change in its business due to the operation of this agreement nor does the company expect that the agreement will have a material effect on its business in the future.




                             18

Collective Bargaining Agreement

Network is party to a Collective Agreement between it and the Teamsters Local Union No. 230 which is affiliated with the International Brotherhood of Teamsters. The agreement is for a two year term which ended March 17, 2000. The agreement has recently been renegotiated and renewed for an additional two years. The agreement covers all employees of Network except foremen, those above the rank of foremen, office and sales staff, and those employed on a part-time basis. Union membership is required of all other full time employees. The Agreement contains a grievance procedure which could subject Network to arbitration proceedings in accordance with the Labour Relations Act (Ontario) should a dispute with an employee not otherwise be resolved.

During the term of the Agreement the parties have agreed that there will be no strikes and no lock-outs. The Agreement also covers other aspects such as benefits, wage rates, paid holidays and vacations.

SUPPLIERS

We are not dependent upon any one supplier. Should any supplier no longer be able to supply us with product, there are several other suppliers who can replace them.

We have a total of 294 employees. There are 277 full time employees and 17 part-time employees. These employees work for Value Holdings and its subsidiaries.


MANAGEMENT'S DISCUSSION AND ANALYSIS

Lumber and Hardware Stores Sales

On February 25, 1999, the Company, through a wholly owned subsidiary, acquired substantially all the assets of John Ziner
Lumber Limited, an Ontario company involved in the distribution and remanufacturing of lumber. The Company intends to use the acquired assets in the same type of business.

On February 3, 2000 Network Forest Products purchased 100% of the outstanding shares of 471372 Ontario Limited, which was doing business as Harron Home Hardware ( Harron ). Harron is a wholesale distributor of lumber and is located in Moorefield, Ontario. Harron also sells hardware and building supplies. Prior to the acquisition, Harron was a dealer for Home Hardware, a Canadian hardware retailer. Harron changed its name to Harron Hardware and Building Supplies upon being acquired by Network.

For the quarter ended July 31, 2000 combined sales from the lumber and hardware store operations were $35,786,027, compared to $15,780,478 for the same period in 1999. Proforma sales for the quarter ended in 1999, taking into consideration the lumber and hardware store operations as if the acquisitions had taken place on November 1, 1998, would be approximately $18,729,545. Sales in the quarter ended 2000 show an increase of 91% over proforma sales for the quarter ended in 1999.

                               19

For the nine months ended July 31, 2000 combined sales from the lumber and hardware store operations were $90,443,582, compared to $24,703,983 for the same period in 1999. Proforma sales for the nine months in 2000 and 1999, taking into consideration the lumber and hardware store operations as if the acquisitions had taken place on November 1, 1999 and 1998, would be approximately $93,757,587 for the nine months in 2000, compared to $44,232,690 for the same period in 1999 . Pro-forma sales for the nine months in 2000 show an increase of 112% over proforma sales for the same period in 1999. Actual sales for the nine months ended July 31, 2000 show an increase of 104% over pro-forma sales for the same period in 1999.

For the period March 1, 1999 to October 31, 1999, sales from the lumber operation were $45,711,611. Proforma sales for the years ended October 31, 1999 and 1998, taking into consideration the lumber operation as if the acquisition had taken place at the beginning of each year, would be $55,635,525 and $24,857,539, respectively.

Interest and Other Income

Other income for the three months ended July 31, 2000 and 1999 was $(38,439) and $940 respectively. For the nine months ended July 31, 2000 and 1999, other income was $51,768 and $13,008 respectively. Other income in 2000 results from interest earned from customer finance charges in the hardware store operation and notes receivable. Other income in 1999 consists mainly of interest earned on notes receivable.

COSTS AND EXPENSES

Costs and Expenses Lumber and Hardware Stores Operations

Cost of sales of lumber and hardware store operations for the quarter ended July 31, 2000 was $32,320,996, or 90% of sales. Cost of sales for the quarter ended in 1999 was $12,799,037, or 81% of sales. Cost of sales of lumber and hardware store operations for the nine months ended July 31, 2000 was $78,346,683, or 87% of sales, compared to $20,037,393, or 81% of sales in the same period in 1999. The increase in cost of sales as a percentage of sales in 2000 is consistent with the increase in volume of sales (See Lumber and Hardware Stores Sales).

Cost of sales of lumber for the period March 1, 1999 to October 31, 1999 was $39,417,806, or 86% of sales. Cost of sales of lumber for the year ended October 31, 1999 and 1998, on a pro-forma basis, taking into consideration the lumber operation as if the acquisition had taken place at the beginning of each year, would be $47,061,613 and $24,006,518, respectively.


Selling, General and Administrative

Selling, general and administrative expenses for the three and nine months ended July 31, 2000 were $2,088,210 and $6,386,399, respectively, compared to $1,376,548 and $2,206,547 for the same periods in 1999. The increase is due the consolidated operations of

                              20

Ziner Limber and Harron Home Hardware in 2000 (See note 14).

Proforma selling, general and administrative for the three nine months ended in 1999, including Ziner Lumber and Harron Home Hardware, would be approximately $1,742,396 and $4,851,694 respectively. Increase in actual selling and administrative expenses for the three and nine months ended July 31, 2000 over proforma amounts for the same periods in 1999 is consistent with the increased volume of operations (See Lumber and Hardware Stores Sales).
Selling, general and administrative expenses for the year ended October 31, 1999 were $4,319,658 compared to $352,582 for the year ended in 1998. The increase was due to the expenses of the lumber operation acquired on February 25 th 1999. Proforma selling, general and administrative expenses for the years ended October 31, 1999 and 1998, taking into consideration the lumber operation as if acquired at the beginning of each year would be $5,679,265 and $4,314,643 respectively. The increase of 1999 over 1998 would be consistent with the increase in sales.

Depreciation and amortization

In 1998, 1999 and 2000, the Company issued shares of common stock in exchange for services to be rendered over periods exceeding a year. A portion of these services were deferred and are being amortized over the term of the agreements. Amortization of consulting agreements for the three months ended July 31, 2000 and 1999 was $85,833 and $43,767, respectively. Amortization of consulting agreements for the nine months ended July 31, 2000 and 1999 was $359,999 and $118,799 respectively.

Depreciation for the three months ended July 31, 2000 and 1999 was $160,012 and $44,377, respectively. For the nine months in 2000 and 1999, depreciation was $406,537 and $64,041, respectively. Depreciation in 2000 relates to the assets acquired from John Ziner Lumber Limited and Harron Home Hardware.

Amortization of goodwill and intangible assets for the three and nine months ended July 31, 2000 was $140,514 and $321,473, compared to $17,599 and $67,167 for the same periods in 1999. The increase was due to goodwill and intangible assets resulting from the acquisition of the assets of John Ziner Lumber Limited and Harron Home Hardware. Amortization of goodwill from the restaurant operations for the three months and nine months ended July 31, 2000 and 1999 is included in income from discontinued operations (See Income from Discontinued Operations).

Depreciation for the years ended October 31, 1999 and 1998 was $213,117 and $52,979. Depreciation in 1999 relates to the assets acquired from John Ziner Lumber Limited. In 1998, depreciation related to the assets remaining from the Restaurant operations, which were written off in 1999.

Amortization of intangible assets for the years ended October 31, 1999 and 1998 was $566,715 and $202,169 respectively. The increase was due to the amortization of intangible assets resulting from the acquisition of John Ziner Lumber Limited

                             21
Other Income and (Charges)

Interest expense for the three months ended July 31, 2000 and 1999 was $680,919 and $364,398 respectively. For the nine months ended July 31, 2000 and 1999, interest expense was $1,737,205 and $545,441, respectively. The increase in 2000 is due primarily to interest on debt incurred in connection with the acquisitions of the assets of John Ziner Lumber Limited and Harron Home Hardware.

Interest and other income for the year ended October 31, 1999 was $419,377. It consisted mainly of interest on accounts receivable and earned discounts from the Lumber operation, and interest on note receivable from affiliate. In 1998 interest income was $11,173, consisting on interest on note receivable from affiliate.


Other (Charges)

During the year ended October 31, 1999 the Company adjusted the carrying value of its investment in Forest Hill Capital Corporation
(FHCC) to market based on the current trading prices of the stock in the Canadian Stock Exchange (See note 4). The write down resulted in a Charge to income of $1,758,094. Additionally, the Company established a reserve of $571,000 and corresponding charge to income in that same year for the balance of the investment in FHCC, based on the Company s estimate of recoverability of its investment.


Discontinued Operations

Licensing fees

Until June 1, 1995, the Company operated a chain of seafood restaurants (Cami s The Seafood Place) primarily in South Florida
(Dade and Broward counties). On that date, the Company licensed its operations of the restaurants to an independent operator.

On June 30, 2000, the Company sold its Cami s license to CamFam, Inc., who was operating the restaurants, for $1,330,000 (See note
14). The Company continued to receive licensing fees from CamFam through date of sale. Licensing fees for the three and nine months ended July 31, 2000 were $29,853 and $215,703 respectively. For the three and nine months in 1999, licensing fees were $82,183 and $276,444 respectively. Licensing fees, net of related expenses, are reported as income from discontinued operations in the accompanying statement of operations.

During the quarter ended July 31, 2000, the Company recorded a gain on sale of its Cami s Seafood and Pasta license of $1,130,833. This gain is reported as income from discontinued operations in the accompanying statement of operations.

                             22
During the quarter ended January 31, 1999 the Company wrote off the carrying value of its fixed assets and intangible assets related to its restaurant operations, resulting in a charge to income from discontinued operations of $130,463.

Capital Expenditures and Depreciation

During the quarter ended July 31, 2000 the Company had capital expenditures of approximately $220,480.

During the year ended October 31, 1999 the Company acquired
Substantially all of the assets of John Ziner Lumber. Fixed assets acquired in that transaction amounted to $869,602. Subsequently the Company acquired an additional $582,080 in property and equipment for the lumber operation.

Financing

The Company s line of credit facility with GMAC (formerly BNY Financial Corporation - Canada) was increased during the quarter from $40 million Canadian Dollars to $58 million Canadian Dollars. The Company borrowed money from this facility to finance the acquisition of Harron (See note 14). The Company will use this facility to finance the pending acquisitions (See Note 16).


PROPERTIES

Network Forest Products is located in the northern portion of the City of Scarborough, near the intersection of Steeles Avenue East, and Kennedy Road. The site has ready access to major provincial highways 401 and 404. A Canadian National Railways spur having a capacity for 12 rail cars services the site.

Network leases its buildings and approximately 14 acres of land. Ten acres and the buildings are leased from an affiliated company partially owned by one of the shareholders. Four acres are leased from a third party. The lease is for a term of five years at a cost of $21,400 (Canadian Dollars) per month. Production space occupies approximately 16,000 square feet. Offices account for a further 6,000 sq. ft.

Network Forest Products owns a 30% interest in land which is being developed by a third party that will be constructing townhouses on the property.

Value Holdings maintains executive offices at 2307 Douglas Road,
Suite 400, Miami, Florida. The office is maintained by the Company's chief financial officer.

Harron owns two parcels of land located on Maudsely Street in Mooresfield, Ontario. These parcels include a retail store, lumber yard and a storage building.

Cutler Forest Products and Seabright Wood Fabricators operate out of two leased buildings located in Mississagua, Ontario, near
Toronto. These buildings comprise approximately 90,000 square feet. Cutler and Seabright have lease obligations on this property through 2003.
                            23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 15, 1996, the Company entered into a Consulting Agreement with Leonard Rosenberg, the father of Alison Rosenberg Cohen, a Director and Secretary of the Company. Under the terms of the Consulting Agreement, Mr. Rosenberg is to provide advice to the Company with respect to management, marketing, strategic planning, corporate organization and structure and financial matters in connection with the operations of the businesses in which the Company is engaged. In return, the Company issued to Mr. Rosenberg 1,500,000 shares of the Company s Common Stock and registered these shares for sale under the Securities Act of 1933.

During fiscal 1999, 12,650,971 shares of Common Stock were issued in connection with conversions of certain debts owed by the Company. One such debt was in the amount of $29,122 owed to Liberty Consulting Ltd. ( Liberty ), a shareholder of the Company. In connection with the conversion of such debt, the Company issued Liberty 832,057 shares of Common Stock. A debt of $218,000 representing unpaid dividends owed to Holograph Investment Corp. was converted to 6,228,571 shares of Common Stock. Holograph owns 750,000 shares of our Series A Preferred Stock, which is convertible to shares of common stock. Additionally, a debt of $195,662 representing accrued consulting fees owed to Gemini Integrated Financial Services Corp. ( Gemini ) was converted into 5,590,343 shares of Common Stock.

Renee Rosenberg and Jonathan Leinwand are affiliates of Gemini. Mrs. Rosenberg is the mother of Alison Cohen, a director and secretary of the Company, and Mr. Leinwand is Mrs. Cohen s brother-in-law. Mr. Leinwand also acts as legal counsel to the Company. All the conversions were made on April 30, 1999.

Network leases its buildings and approximately 14 acres of land. Ten acres and the buildings are leased from an affiliated company partially owned by one of the shareholders. Four acres are leased from a third party. The lease is for a term of five years at a cost of $21,400 (Canadian Dollars) per month.

We have a note payable to a related party which has an outstanding balance of $146,792.

Network Forest Products, a wholly owned subsidiary, issued a note payable to John Ziner Lumber Limited, as part of the purchase price of the Ziner assets as noted above. The outstanding balance on this note is $552,621.

MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS:

The Company s Common Stock is currently traded in the over-the-counter market. The Company's Common Stock was traded on the NASDAQ Small Cap market from November 20, 1992 until August 9, 1996 when the stock of the Company was removed therefrom. The following table sets forth the high and low bid quotations for the Common Stock for the last two fiscal years. These over-the-counter market quotations reflect prices between dealers and do not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                              24

Common Stock                                      High   Low
- ------------                                    ----   ---
November 1, 1997 - January 31, 1998               $.02   $.005
February 1, 1998 - April 30, 1996                 $.03   $.005
May 1, 1998 - July 31, 1998                       $.0625 $.001
August 1, 1998 - October 31, 1998                 $.01   $.001
November 1, 1998 - January 31, 1999               $.01   $.005
February 1, 1999 - April 30, 1999                 $.08   $.005
May 1, 1999 - July 31, 1999                       $.15   $.04
August 1, 1999 - October 31, 1999                 $.22   $.125
November 1, 1999 - January 31, 2000               $.225  $.09
February 1, 2000 - April 30, 2000                 $.74   $.18
May 1, 2000 - July 31, 2000                       $.42   $.20
August 1, 2000 - October 31, 2000                 $.24   $.11

On September 15, 2000, the closing bid price of the Common Stock as quoted on the OTC Bulletin Board was $0.195.

Due to the Company s financial condition and inability to file its 10-K on time for Fiscal 1996 the Company was delisted from the NASDAQ Small Cap Market.

As of July 31, 2000, the Common Stock was held by approximately
3,500 stockholders of record. The Company believes that the number of beneficial owners of the Company s Common Stock is in excess of 4,000 individuals.

The Company has never declared any cash dividend on its shares of Common Stock. The Board of Directors may declare dividends on its Common Stock from time to time, although it does not at present have any intention to do so.

The Company is obligated to pay dividends of $0.10 per share on its outstanding shares of Series A Preferred Stock.

As of October 31, 2000 20 Market Makers were actively posting bid and ask prices for the Company's common shares on the OTC Bulletin Board.


EXECUTIVE COMPENSATION

During the fiscal year ended October 31, 1999, Robert Ziner was the only executive officer who received compensation in the form of salary and/or bonus in excess of $100,000. The following table sets forth certain information with respect to compensation for services paid by the Company for the past three fiscal years to or on behalf of the Company s executive officers who were executive officers at October 31, 1999.



                             25

                      Summary Compensation Table
                      --------------------------

Name and Principal      Fiscal
  Position              Year-                        Other Annual
                         End      Salary    Bonus    Compensation
- ------------------     ------     ------    -----    ------------
Robert Ziner,          10/31/99  $175,000 (5)             $15,200
(5)
President, CEO (1)(2)

Lyon Wexler           10/31/99   $72,435  (5)             $ 1,299
(5)
Chief Operating
Officer (3)(4)

Alison Rosenberg      10/31/99     $ 22,000
Cohen, Secretary      10/31/98     $ 38,675
    10/31/97  $ 17,000

Ida Ovies, Chief      10/31/99     $ 16,175
Financial Officer     10/31/98     $ 18,200
                      10/31/97     $ 10,300

                      Summary Compensation Table
                      --------------------------

Name and Principal     Fiscal         Awards            Payments
Position                Year-    Restricted   Options     LTIP
                        End        Stock      /SARS (6)
Payments
- ------------------     ------    ----------  --------   ---------
Robert Ziner,            10/31/99
President, CEO

Lyon Wexler              10/31/99
Chief Operating
Officer Network Forest
Products Limited (4)
Alison Rosenberg         10/31/99
Cohen, Secretary         10/31/98
    10/31/97

Ida Ovies, Chief         10/31/99
Financial Officer        10/31/98
                         10/31/97

- ---------------------

(1) The compensation stated in the table is paid to Integrated Directions, an Ontario corporation of which Mr. Ziner is a beneficial owner.
(2) Mr. Ziner is also the president of Network Forest Products, the Company s wholly owned subsidiary.
(3) The compensation stated in the table is paid to King Capital, an Ontario corporation of which Mr. Wexler is a beneficial owner.
(4) Mr. Wexler was the Chief Operating Officer of Network Forest Products, a wholly owned subsidiary of the Company and not of the Company. He resigned effective September 2000.

                             26
(5) The figures for Mr. Ziner and Mr. Wexler are in Canadian
Dollars.
(6) In February 2000 the Board of Directors approved a one year extension of the exercise period of certain warrants issued to Ida Ovies and Alison Rosenberg Cohen. See "GRANT OF OPTIONS" below.

Stock Option Plan

On March 30, 1994, the Board of Directors of the Company adopted its 1994 Employee Stock Option Plan (the "Plan") and directed that a proposal approving the adoption of the Plan be submitted to a vote of the shareholders of the Company at its next Annual Meeting.

The Plan was approved by the shareholders at the Annual Meeting held on July 29, 1994.

Under the Plan, awards of options to purchase shares of Common Stock may be granted to eligible employees, including officers and directors who are employees, of the Company or its subsidiaries (collectively, employees ). The Board of Directors adopted the Plan in order to provide a special incentive to officers and other key employees to remain in the employ of the Company and its subsidiaries and to maximize their efforts to promote successful conduct of the Company s business, by increasing their personal interest in the continued success and progress of the Company. The Plan is also intended to aid the Company and its subsidiaries in attracting persons of outstanding ability to become employees.

The Plan provides for awards to be made of options to purchase a maximum of 1,000,000 shares of Common Stock. Shares in respect of which options are granted under the Plan may be either authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Company and held in its treasury, or both. Shares of Common Stock that are subject to options that expire, terminate or are annulled for any reason without having been exercised, or are forfeited prior to become vested, will return to the pool of such shares available for grant under the Plan.

The Plan is administered by the Stock Option Committee of the Board of Directors of the Company, or such other committee as the Board may in the future appoint, which shall be comprised of at least two persons (the Committee ). Each member of the Committee shall be a member of the Board of Directors who, during the one year period prior to service on the Committee, was not, and during such service is not, granted or awarded equity securities (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the Exchange Act ) pursuant to the Plan or any other plan of the Company or any of its affiliates, is such grant or award or participation is such plan would prevent such member from being a disinterested person with respect to the Plan for purposes of Rule 16b-3 under the Exchange Act ( Rule 16b-3 ). The members of the committee are Tom Hazell and David Stone.

The Committee has broad discretion in administering the Plan, and is authorized, subject only to the express provisions of the Plan, to determine the employees to whom grants of options may be made, to determine the terms and conditions (which need not be identical) of each such grant (including the timing of the grant, the pricing and the amount of such grant and the terms related to the vesting, exercisability, forfeiture and termination of such grant), and to interpret the provisions of the Plan. The determinations of the Committee are final and binding upon all participants. Options may be granted under the Plan to such employees of the Company and its subsidiaries as the Committee may select. In making such selections, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion deems relevant.

Grants of options may be made to eligible employees whether or not they participate or are entitled to participate in any other compensation plan of the Company or any of its subsidiaries or affiliates and whether or not they hold or have held any options under the Plan. Other than the 1,000,000 share limit, there is no maximum number of options which may be made to any one employee. Directors of the Company are eligible to participate in the Plan only if they are employees of the Company or one or more of its subsidiaries. No member of the Committee, while acting as such, will be eligible to receive any grants of options under the Plan.

Options granted pursuant to the Plan may be either incentive stock options ( Incentive Options ) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code ), or nonqualified stock options ( Nonqualified Options ) which do not qualify under Section 422. The Committee is authorized to determine whether an option is an Incentive Option or a Nonqualified Option. The exercise price of all options granted under the Plan will be fixed by the Committee, and may be more than, less than or equal to the fair market value of the shares of Common Stock on the date the option is granted, except that, for Incentive Options, the exercise price must be at least equal to 100% of the fair market value of the Common Stock on the date the Option is granted, and for Incentive Options granted to a person who owns more that 10% of the total combined voting power of all classes of stock of the Company at the time the option is granted ( a 10% shareholder ), the exercise price must equal at least 110% of the fair market value of the Common Stock at the time the option is granted.

The term of each option will be fixed by the Committee at the time of grant, but no Incentive Option granted under the Plan may be exercisable for longer than ten years (five years in the case of Incentive Options held by 10% stockholders) from the date it is granted. Options may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of grant, and the exercisability of options may be accelerated by the Committee.

If an otherwise qualifying Incentive Option becomes exercisable for the first time in any one year for shares having a value in excess of $100,000 as of the date of the grant, the portion of the Incentive Option in respect of such excess shares will be treated as a Nonqualified Option. The Committee will establish the procedures for the exercise of an option. The method of payment of the exercise price of any option, and of the amount required to satisfy applicable Federal, state and local withholding tax requirements, will be determined by the Committee and may consist of cash, check, promissory note, the surrender of already owned shares of Common Stock, the withholding of shares of Common Stock issuable upon exercise of such option, delivery of a properly executed exercise notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, any combinations of the foregoing methods of payment or such other consideration and method of payment as may be permitted for the issuance of shares under the Florida Business Corporation Act. The permitted method or methods of payment of the option exercise price and applicable withholding taxes, if other than in cash, shall be set forth in the agreement relating to the grant and may be subject to such conditions as may be necessary to comply with the requirements of Rule 16b-3 for relief from the short-swing trading prohibitions of
Section 16(b) of the Exchange Act.

Shares of Common Stock surrendered in payment in whole or in part of the option exercise price and applicable withholding taxes, and shares of Common Stock issuable upon exercise of an option that are withheld for such purposes, will be valued at their fair market value on the date of exercise. In general, fair market value is determined by reference to the last sale price for shares of Common stock as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ( NASDAQ ) on the relevant date. If the holder of an option elects to have shares withheld in payment of all or part of the amounts payable upon exercise of an option and such election is made during a ten day window period following the release of quarterly or annual statements of the Company s sales and earnings in order to comply with the requirements of Rule 16b-3, then for purposes of valuing the shares withheld, the option (other than an Incentive Option ) will be deemed to have been exercised on the date during such window period on which the highest last sale price of a share of Common Stock is reported on NASDAQ, and the fair market value of such shares shall be deemed to be such highest last reported sale price. The Committee will have the right in its sole discretion to approve or disapprove any election by the holder to have shares withheld to pay the option exercise price or withholding taxes.

Options granted under the Plan will not be transferable other than by the laws of descent and distribution or pursuant to a qualified domestic relations order and, except as otherwise required pursuant to a qualified domestic relations order, may be exercised during the lifetime of the holder of the option only by such holder (or his or her court appointed legal representative).

Under the terms of the Plan, if the employment of the holder of an option terminates by reason of death or total disability, then, unless the agreement relating to the grant provides otherwise, all outstanding options will become immediately exercisable in full in respect of the aggregate number of shares covered thereby. Under the terms of the Plan, if the employment of the holder of an option is terminated prior to the complete exercise of any option, then such option will thereafter be exercisable. If the holder's employment terminates by reason of death or total disability, then any option outstanding on the date of such termination will remain exercisable for a period of at least one year after such termination (but not later than the scheduled expiration of such option), and if the holder's employment is terminated for cause (as defined), then any option outstanding on the date of termination will immediately terminate.

Unless otherwise provided by the Committee in the agreement relating to a grant of options, or unless approved by the Board and, if required by law, by the shareholders, each option will vest and become exercisable in full upon the occurrence of any transaction which would be required to be reported in any filing by the Company with the Securities and Exchange Commission.
Such a transaction would include without limitation the following:
(a) the acquisition by any person or entity (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary) of securities representing 20% or more of the combined voting power of the Company s outstanding securities; (b) during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease to constitute at least a majority of the Board of Directors, unless the election of each director was not a director at the beginning of such period was approved in advance by the directors representing at least two-thirds of the directors then in office who were directors at the beginning of such period; (c) the Company s agreeing to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent not less than 80% of the combined voting power of the voting securities of the Company or surviving corporation or entity outstanding immediately after such merger or consolidation; (d) the Company's agreeing to sell, lease, exchange or otherwise dispose of all or substantially all of its assets;
(e) the adoption of any plan to liquidate or dissolve the Company.

Unless otherwise provided by the Committee in the agreement relating to a grant of options, the Committee has the discretion to determine that any or all outstanding stock option granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with any change in control of the Company which has been approved by the Board of Directors, if action that, in the opinion of the Committee, is equitable and appropriate is taken by the Board of Directors or by the surviving or acquiring corporation or entity, as the case may be, to assume such grant or substitute a new grant or other consideration therefor, and in order to make such assumed or new grant, as nearly as may be practicable, equivalent to the old grant, taking into account the kind and amount of securities, cash or other assets into or for which the shares of Common Stock may be converted or exchanged in connection with the approved change in control of the Company.

In the event of a stock split, stock dividend or distribution, reclassification, recapitalization or other corporate event that affects the Common Stock (including mergers or consolidations other than those which constitute an Approved Change in Control of the Company), the Plan provides for the Committee to make such adjustments as it deems equitable and appropriate to any or all of
(i) the number and kind of shares subject to outstanding options,
(ii) the exercise price of outstanding options and (iii) the number and kind of shares for which options may thereafter be granted under the Plan.

The Committee may require in the agreement relating to a grant of an option that, if the holder acquires any shares of Common Stock through the exercise of options, then prior to selling or otherwise transferring any such shares to a third party, such holder must offer to sell such shares to the Company, at their fair market value, pursuant to a right of first refusal.
The obligation of the Company with respect to grants of options under the Plan are subject to all applicable laws. No options may be granted under the Plan on or after the tenth anniversary of its effective date. The Board of Directors or the Committee may terminate or amend the Plan at any time; provided, however, that any such amendment shall comply with all applicable laws, all applicable stock exchange of NASDAQ listing requirements, and any requirements for exemption (to the extent necessary) under Rule 16b-3. Without further shareholder approval, no amendment to the Plan shall increase the number of shares of Common stock subject to the Plan (except as authorized by the adjustment provisions described above), change the class of persons eligible to receive grants of options under the Plan or otherwise materially increase the benefits accruing to participants under the Plan. Termination or amendment of the Plan may not adversely affect the rights of any holder of options without his or her consent. Subject to the specific terms of the Plan, the Committee may accelerate the vesting of any option or waive any condition or restriction pertaining to an option at any time.

GRANT OF OPTIONS

As of October 31, 1999, the following options have been granted pursuant to the provisions of the Plan. None of such options have been exercised.

               Incentive    Non-qualified    Date of    Exercise
  Name          Options       Options         Grant (1)    Price
- ------------   ---------    -------------    -------    --------

Alison Rosenberg
 Cohen             -0-          200,000      2/23/95      $ .25

John Cami          -0-          100,000      2/23/95      $ .25

Richard Cami       -0-          100,000      2/23/95      $ .25

Frances Bonilla    -0-           50,000      2/23/95      $ .25

Ida Ovies          -0-           50,000      2/23/95      $ .25

31
Brenda Sepulveda   -0-           50,000      2/23/95      $ .25

Holly Leinwand     -0-           50,000      2/23/95      $ .25


(1) Prior to their expiration, Alison Rosenberg Cohen, Frances
Bonilla, Ida Ovies and Holly Leinwand requested that the expiration date of their options be extended by one year. The Board of Directors of the company granted this request.


WHERE TO FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not all of the information contained in this registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the internet at the SEC Edgar Archive, the address of which is http://www.sec.gov.

FINANCIAL STATEMENTS

Index to Financial Information

Interim Financial Statements for the Period Ended July 31, 2000

Pro Forma Financial Statements as at October 31, 1999 and July 31,
2000

Audited Financial Statements for the Fiscal Year Ended October 31,
1999

Our Financial Information is contained in an exhibit attached to this registration statement.

CHANGES ACCOUNTANTS

On January 24, 2000 we filed a report on Form 8-K notifying of our change in accounts. There were no disagreements with our prior accountants. The independent certified public accounting firm for the Company, Infante, Lago & Co., was dismissed due to the departure of Jesus Lago, the partner in charge of the Company's audit. The dismissal was necessary in order for the Company to retain Berkovits & Company, P.A. as the Company s independent certified public accountants in which Mr. Jesus Lago has become a partner. The dismissal became effective January 10, 2000.

                              32



PART II

INDEMNIFIACTION OF OFFICERS AND DIRECTORS

Section 607.0850 of the Florida Statutes generally permits
Value Holdings (the Company) to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the Company if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the Company may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of Florida Statutes
Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Florida Statutes section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to the Company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitute (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 (unlawful distributions to shareholders) are applicable, (iv) in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Company, or willful misconduct, or (v) in proceeding by or in the right of someone other than the Company or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term recklessness, as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

                           33

The Company s Bylaws provide generally that the Company shall, to the fullest extent permitted by law, indemnify all directors and officers of the Company, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of the Company, as well as any employees or agents of the Company or other persons serving at the request of the Company in any capacity with any entity or enterprise other than the Company to whom the Company has agreed to grant indemnification(each, an "Indemnified Person") to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an Indemnified Person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys fees) and all liabilities and losses (including judgments, fines, and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.



UNDERTAKINGS

Rule 415 Offering.

We undertake to do the following:

(2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.
(iii) Include any additional or changed material information on the Plan of Distribution.


                              34
(3) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.




EXHIBITS



4.1 10% Convertible Debenture
4.2 Roycap Registration Rights Agreement
4.3 Roycap General Security Agreement
4.4 Warrant to Purchase 5,000,000 Shares of Common Stock
4.5 Capbanx 10% Convertible Debenture
4.6 Capbanx Registration Rights Agreement
4.7 Capbanx General Security Agreement

5.1 Opinion of Counsel Re: Legality

16.1 The information contained in the Current Report on Form 8-K
filed     January 24, 2000 regarding the Company's change in
certifying accountants is incorporated herein by reference.

21 Subsidiaries

23.1 Consent of Jonathan D. Leinwand, P.A.
23.2 Consent of Berkovits, Lago & Co., LLP










                             35

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: Coral Gables, Florida
November 7, 2000

                                   VALUE HOLDINGS, INC.

November 14, 2000             By: /s/ Robert Ziner
                                  Robert Ziner,
                                  President


November 14, 2000             By: /s/ Ida Ovies
                                  Ida Ovies,
                                  Chief Financial Officer








Pursuant to the requirements of the Securities Act of 1933, this Report has been signed by the persons above in the capacities and on the dates indicated.

 SIGNATURE                      DATE               TITLE
------------                    ----               -----

/s/ Robert Ziner         November 14, 2000    President, CEO &
    Robert Ziner                              Director


/s/ Ida Ovies            November 14, 2000    Chief Financial
    Ida Ovies                                 Officer












              VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                                                       July 31,
                                                         2000
                             ASSETS                  ----------
CURRENT ASSETS
Cash                                                 $    35,629
Marketable securities                                    123,601
Accounts receivable trade, net of doubtful
 accounts of $585,102                                 14,666,975
Inventory                                             15,366,719
Notes receivable                                         310,400
Prepaid expenses and other assets                        115,169
                                                      ----------
   TOTAL CURRENT ASSETS                               30,618,493
                                                      ----------
PROPERTY AND EQUIPMENT, NET                            1,818,241
COSTS IN EXCESS OF NET ASSETS OF
 BUSINESSES ACQUIRED, NET                              6,037,197
INTANGIBLE ASSETS, NET                                   102,720
INVESTMENT IN REAL ESTATE                                140,528
OTHER INVESTEMENTS                                     1,340,634
                                                     -----------
     TOTAL ASSETS                                    $40,057,813
                                                     ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Notes payable bank and other                        $22,289,328
 Current portion of long-term debt                       300,000
 Note payable related party                              146,792
 Accounts payable and accrued expenses                 5,255,030
                                                     -----------
   TOTAL CURRENT LIABILITIES                          27,991,150
                                                     -----------
LONG-TERM DEBT, NET OF CURRENT PORTION                 1,376,326
                                                     -----------
DEFERRED GAIN                                             86,251
                                                     -----------
PREFERRED SECURITIES OF SUBSIDIARY                     5,703,607
STOCKHOLDERS  EQUITY                                 -----------
Series A preferred stock, par value $.0001;
 20,000,000 shares authorized; 750,000 issued
 and outstanding at liquidation value                    750,000
Common stock, par value $.0001; 900,000,000 shares
 authorized, 157,807,039 issued and outstanding           15,780
Capital in excess of par                              15,254,201
Deferred consulting agreements                          (187,500)
Accumulated deficit                                  (10,627,828)
Accumulated comprehensive income                        (107,057)
Dividends                                               (197,117)
                                                     -----------
TOTAL STOCKHOLDERS  EQUITY                             4,900,479
                                                    ------------

TOTAL LIABILITIES AND EQUITY                        $40,057,813
                                                    ===========

See accompanying notes.

             VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
                                      Nine Months Ended
                                    July 31,        July 31,
                                     2000            1999
Revenues                          ----------     -----------
 Lumber sales                   $ 90,443,582     $ 24,703,983
 Interest and other income            51,768           13,008
                                  ----------       ----------
                                  90,495,350       24,716,991
Costs and expenses, Other than    ----------       ----------
 Depreciation, Amortization and
 Other Charges
  Cost of sales - lumber          78,346,683       20,037,393
  Bad debt reserve - lumber oper.       -0-           266,845
  Selling, general and administ.   6,386,399        2,206,547
                                  ----------       ----------
                                  84,733,082       22,510,785
                                  ----------       ----------
Income (Loss) Before Depreciation,
 Amortization and Other Charges    5,762,268        2,206,206
                                  ----------       ----------
Depreciation and Amortization
 Amortization consulting agreements  359,999          118,799
 Depreciation                        406,537           64,041
 Amortization goodwill and
  intangible assets                  321,473           67,167
                                  ----------       ----------
                                   1,088,009          250,007
                                  ----------       ----------
Income (Loss) Before Other Charges 4,674,259        1,956,199
Other Charges                     ----------       ----------
 Interest expense                 (1,737,205)        (545,441)
                                 -----------       ----------
                                  (1,737,205)        (545,441)
                                 -----------       ----------
Income from continuing operations  2,937,054        1,410,758
Discontinued Operations - Net    -----------      -----------
  Tax
  Income from disc. operations        63,312          154,609
  Gain from sale of license          746,350             -0-
  Write-off of fixed assets re
   restaurant operations                -0-          (130,463)
  Benefit of NOL carryover           417,099             -0-
                                  ----------       ----------
Total Income from Discontinued
 Operations                       1,226,761            24,146
                                -----------        ----------
Net Income                        4,163,815         1,434,904
Other Comprehensive Income (Loss)
 Foreign currency translation       (328,949)         130,346
                                 -----------       -----------
Comprehensive Income (Loss)      $ 3,834,866      $ 1,565,250
Net Income (Loss) Per Share      ===========       ===========
 Basic earnings per share        $     0.031       $    0.015
 Diluted earnings per share      $     0.029       $    0.004
Outstanding shares for EPS Computation
 Basic                           133,058,503         98,497,058
 Diluted                         141,318,003        106,756,558

See accompanying notes

          VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
          CONSOLIDATED STATEMENTS  OF CASH FLOWS
                                          Nine Months Ended
                                      July 31,         July 31,
                                      2000             1999
                                   ----------       -----------
Cash flows from operating activities:
Net Income (loss)               $   4,163,815    $  1,434,904
Adjustments to reconcile net
 income from operations to net cash
 provided by (used in) operations:
   Gain on sale of Cami s license  (1,130,833)           -0-
   Write off of fixed assets and
   intangibles re restaurant operations  -0-          130,463
   Write off investment-unconsol. sub    -0-            3,994
   Depreciation                       406,537          64,041
   Amortization, goodwill and
   intangible assets                  321,473         166,334
   Amortization consulting agreements 359,999         118,799
   Changes in working capital of
   continuing operations:
   (Increase) decrease in
     Marketable securities             87,457            -0-
     Accounts receivable           (5,066,762)     (2,779,210)
     Inventory                     (8,413,823)     (3,638,377)
     Prepaid exp. and other assets    224,809         (70,203)
    Increase (decrease) in
     Accounts payable and accrued
      expenses                        892,923        (991,061)
     Other                         (1,022,295)        111,785
Net cash used in operating         ----------       ----------
 activities                        (9,103,391)     (5,448,531)
                                   ----------       ----------
Cash Flows from Investing Activities:
 Acquisitions of property and
  equipment                          (969,006)       (400,791)
 Goodwill                          (1,688,597)           -0-
 Proceeds from sale Cami s license  1,330,000            -0-
 Advances to related company             -0-          (10,000)
Net cash (used in)                 ----------       ----------
 investing activities              (1,327,603)       (410,791)
                                   ----------        ---------
Cash flows from financing activities:
 Repayment stockholders borrowing    (600,212)       (105,431)
 Note receivable - Cami s license    (180,000)           -0-
Repayment of note related party     (176,689)           -0-
 Proceeds from notes payable
 other, net of currency exchange   11,752,868       6,100,124
Net cash provided by               ----------       ---------
 financing activities              10,795,967       5,994,693
                                    ---------       ---------
Currency exchange                    (361,188)       (126,869)

                                    ---------       ---------


Increase in Cash                        3,785           8,502
Cash and Cash Equivalents Beginning    31,844            -0-
                                    ---------       ---------
Cash and Cash Equivalents Ending  $    35,629     $     8,502
See accompanying notes              =========       =========


           VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   JULY 31, 2000 AND 1999

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are unaudited, but have been prepared in accordance with generally accepted accounting principles, and in the opinion of management contain all the necessary adjustments for the fair presentation of the statement of results of operations of the interim period.

Business

The Company is in the business of acquiring businesses with the goal of building well-run, independent subsidiaries who have solid market niches.

Until June 1, 1995, the Company operated a chain of seafood restaurants (Cami s The Seafood Place) primarily in South Florida (Dade and Broward counties). On that date, the Company licensed its operations of the restaurants to an independent operator. On June 30 ,2000, the Company sold the license to CamFam, Inc. (see note
14).

On February 25, 1999, the Company, through a wholly-owned subsidiary, acquired substantially all the assets of John Ziner
Lumber Limited, an Ontario Corporation involved in the distribution and remanufacturing of lumber (See note 14).

On February 3, 2000, the Company through a wholly owned subsidiary purchased 100% of the outstanding shares of 471372 Ontario Limited, which was doing business as Harron Home Hardware ( Harron ). Harron is a wholesale distributor of lumber and is located in Moorefield, Ontario. Harron also sells hardware and building supplies. Prior to the acquisition, Harron was a dealer for Home Hardware, a Canadian hardware retailer. Harron Home Hardware changed its name to Harron Hardware and Building Supplies upon being acquired by Network.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.


          VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JULY 31, 2000 AND 1999


Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates. Estimates that are particularly susceptible to change in the near term include the evaluation of the recoverability of goodwill and other intangible assets.

Inventory

Inventory is primarily composed of raw materials and is stated at the lower of cost or market, using the first-in, first-out method.


Property and Equipment

Property and equipment are stated at cost. Expenditures for major betterment and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not extend the lives of the respective assets are charged to expense in the period the costs are incurred.

Cost in Excess of Net Assets of Businesses Acquired

Cost in excess of net assets of businesses acquired ( goodwill ) represents the unamortized excess of the cost of acquiring a business over the fair value of the identifiable net assets received at the date of acquisition, and is primarily from the acquisition of the assets of John Ziner Lumber Limited and Harron Home Hardware. Such goodwill is being amortized on the straight-line method over a period of 20 years.

It is the Company s policy to evaluate the recoverability of goodwill and other intangible and long-lived assets on a periodic basis, based primarily on estimated future net cash flows generated by the assets giving rise to the goodwill, intangibles and other long-lived assets, and the estimated recoverable values of these assets. Such estimated future net cash flows take into consideration management s plans with regard to future operations (See Note 2), and represent management s best estimate of expected future results. In the opinion of management, the results of the projected future operations are considered adequate to recover the Company s investment in goodwill and other long-lived assets.


           VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JULY 31, 2000 AND 1999


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

Intangible assets, mainly acquisition costs, are stated at cost and are being amortized on a straight-line basis over their estimated useful lives of 3 years.

Marketable Securities

Marketable securities are considered as available for sale and reflected at market value on the company's statements.


Reclassification

Certain amounts in the 1999 consolidated statements have been reclassified to conform with the current year presentation.


Translation of Foreign Currency

The accounts of the Company's Canadian subsidiary are translated in accordance with Statement of Financial Accounting Standards No. 52 ( Foreign Currency Translation ), which require that foreign currency assets and liabilities be translated using the average exchange rates prevailing throughout the period. The effect of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative translation adjustment in shareholders' equity. Realized gains and losses from foreign currency translations are included in income for the period. Fluctuations arising from intercompany transactions that are of a long term nature are accumulated as part of the cumulative translation adjustments.


Net Income Per Common Share

Net Income per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods.
           VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JULY 31, 2000 AND 1999


NOTE 2. NOTES RECEIVABLE

On June 30, 2000, the Company sold its Cami s Seafood and Pasta license for a total of $1,330,000 comprising of $1,150,000 in cash and a $180,000 promissory note. The note is due in full on December 30, 2000, and bears interest at 15% per annum, payable monthly.

On February 29, 1996, the Company sold its Libido license to Virilite Neutracutical Corporation (Virilite) for $50,000 in cash, a $200,000 promissory note, and 500,000 shares of Virilite common stock, representing 12.5% of that company's stock. During May 1996, $100,000 of the promissory note was paid. The Company has accounted for its investment in Virilite at cost. The gain on the sale of the Libido license is being recognized on the installment method of accounting.

NOTE 3: PROPERTY AND EQUIPMENT:

Property and equipment at July 31, 2000 consists of:

   Property, equipment and leasehold
    improvements                             $   3,153,736
   Less: accumulated depreciation               (1,335,495)
                                                ----------
                                             $   1,818,241
                                                ==========


NOTE 4: COST IN EXCESS OF NET ASSETS ACQUIRED (GOODWILL):

Cost in excess of net assets acquired at July 31, 2000 consist of:

  Goodwill on acquisition of assets of
   John Ziner Lumber                         $   5,422,504
  Goodwill on acquisition of assets of
   Harron Home Hardware                          1,063,270
                                               -----------
                                                 6,485,774
  Less: accumulated amortization                  (448,577)
                                               -----------
                                             $   6,037,197
                                               ===========

NOTE 5.   INTANGIBLE ASSETS


Intangible assets, consisting of acquisition costs are stated at cost and are being amortized on a straight-line basis over their estimated useful lives, 3 years.


          VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JULY 31, 2000 AND 1999


NOTE 6. NOTE PAYABLE, BANK

Note payable bank consists of a revolving loan agreement with interest at prime plus 1.25% (Canadian) per annum that matures on February 25, 2002. This facility is collaterized by Networks present and future assets and is guaranteed by the Company.

NOTE 7. NOTE PAYABLE RELATED PARTY

Note payable related party consists of a note payable to a Company related to a current Director, bearing interest at 15% that was due on December 15, 1998. This note has been renewed and will be due
December 15, 2000.

NOTE 8. LONG TERM DEBT

Long-term debt consists of the following:

                                                     July 31,
                                                      2000
                                                   ----------
Term loan from financing Company, bears interest
 at prime plus 2%, monthly payments of C$8,333
 (Canadian) matures February, 2002                $   817,078
Note payable John Ziner Lumber LTD, bears
 interest at 15%, monthly payments of C$16,667
 (Canadian) for 60 months, collaterized by
 equipment                                            552,621
Obligation under capital leases, monthly payments
 of C$20,831 (Canadian) to Dec 1, 2002,
 collaterized by equipment                            306,627
                                                   ----------
                                                    1,676,326
                  Less current portion                300,000
                                                  -----------
                                                 $  1,376,326
                                                  ===========
           VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JULY 31, 2000 AND 1999



NOTE 9. PREFERRED SECURITIES OF SUBSIDIARY

Preferred securities of subsidiary consist primarily of preferred stock issued by Network in connection with the acquisition. No gain or loss was recognized as a result of the issuance of these securities, and the Company owned all of the voting equity of Network after the acquisition.

Preferred securities of subsidiary, as reflected in the accompanying balance sheet, includes $3,456,018 of 5% cumulative non-voting equity securities Series A redeemable at C$1 (Canadian) per share by Network, and $2,247,589 of non-cumulative, non-voting equity securities Series B redeemable at C$1 (Canadian) per share by Network. The Series B equity securities are exchangeable for common shares of the Company, at the option of the holder, subject to adjustment as defined in the respective exchange agreement.

NOTE 10.  COMMON STOCK, WARRANTS AND STOCK OPTIONS

On February 23, 1995, the Company issued warrants to several groups to purchase an aggregate of 5,350,000 shares of common stock, exercisable for a period of five years expiring May 10, 2000 at an exercise price of $.25 per share:

Service warrants                              3,750,000
Service warrants to stockholder                 500,000
Directors' warrants                             500,000
Employee warrants                               350,000
Other warrants including 200,000                250,000
 to a former president                       ----------

                                              5,350,000
                                             ==========

Warrants to purchase a total of 850,000 shares of common stock have been extended at the request of the holders for one year from their expiration date.

On March 30, 1994, the Board of Directors adopted the 1994 Employee Stock Option Plan, subject to shareholder approval. A maximum of 1,000,000 shares of common stock are reserved for award under this plan. The plan provides, among other things, that the exercise price of an incentive stock option shall be at least 110% of the fair market value at date of grant if granted to a 10% shareholder, and 100% of the fair market value at date of grant to any other person. No shares have been issued under the terms of this plan.


           VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JULY 31, 2000 AND 1999


NOTE 11. PREFERRED STOCK

On July 29, 1994, the stockholders approved an amendment to the Articles of Incorporation which provides, among other things, that the authorized capital stock is to consist of 20,000,000 shares of preferred stock having a par value of $.0001 per share and 900,000,000 shares of common stock having a par value of $.0001 per share. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series, and to establish, from time to time, the number of shares to be issued in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each such series.

The Company entered into a Preferred Stock Purchase as of December 30, 1993, which provides for the sale and issuance of 750,000 shares of Series A Preferred Stock for $750,000. The Series A Preferred Stock shall, among other things, be entitled to cash dividends at the rate of $.10 per annum, which shall accrue and be cumulative from the issue date and be payable quarterly, commencing on September 30, 1994; shall be entitled to $1.00 per share plus any accrued and unpaid dividends upon liquidation; may be called by the Company, commencing one year from the issue date, at a redemption price of $1.00 per share plus any accrued and unpaid dividends; and commencing one year from issue date, each share may, at the option of the holder, be converted into 2 2/3 shares of common stock.

During the quarter ended April 30, 1999, the Company issued
6,228,571 shares of common stock for $218,000 of dividends accrued on the series A preferred shares. At April 30, 1999, current accrued dividends on the preferred stock amounted to $75,750.

NOTE 12.   INCOME TAXES

At April 30, 2000, the Company had net operating loss carry forwards for income tax purposes of approximately $10,000,000 which expire at various years to 2012.

NOTE 13.   ACQUISITIONS

JOHN ZINER LUMBER

On February 25, 1999 Value Holdings, Inc., through its wholly owned subsidiary corporation, Network Forest Products Limited, acquired substantially all of the assets of John Ziner Lumber Limited, an Ontario corporation. John Ziner Lumber Limited is involved in the distribution and remanufacturing of lumber. Value Holdings intends to use the acquired assets in the same type of business.

         VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JULY 31, 2000 AND 1999


NOTE 13.   ACQUISITIONS (CONTINUED)

JOHN ZINER LUMBER

Value Holdings owns all of the issued and outstanding Class A common shares, the only shares with voting rights, of Network Forest Products. Robert Ziner, formerly an executive with John Ziner Lumber, and president of Network Forest Products and Value Holdings effective February 25, 1999, is the beneficial owner of 3,416,335 Series B Special shares of Network Forest Products, held by 1341125 Ontario Limited, which have no voting rights, but which are exchangeable for a certain number of common shares of Value Holdings. Additionally, 5,253,147 Series A Preferred shares were issued to John Ziner Lumber Limited as part of the purchase price. The Series A Preferred shares are redeemable by the purchaser for $1 Canadian dollar per share plus any declared unpaid dividends thereon, and bear cumulative dividend at the rate of 5% per annum calculated annually and payable semi-annually.

The Company purchased the assets for $21,044,335 Canadian dollars. This amount includes $5,807,611 for accounts receivable, $5,531,025 for inventory, $98,138 for sundry receivables, and $6,761,302 to replace a bank operating loan. Financing for the transaction was provided by GMAC (formerly BNY FINANCIAL CORPORATION - Canada), a subsidiary of the Bank of New York. Value holdings has provided a guarantee to GMAC securing the indebtedness of Network Forest Products.

HARRON HOME HARDWARE

On February 3, 2000 Network Forest Products purchased 100% of the outstanding shares of 471372 Ontario Limited, which was doing business as Harron Home Hardware ( Harron ). Harron is a wholesale distributor of lumber and is located in Moorefield, Ontario. Harron also sells hardware and building supplies. Prior to the acquisition, Harron was a dealer for Home Hardware, a Canadian hardware retailer. Harron changed its name to Harron Hardware and Building Supplies upon being acquired by Network.

Consideration for the shares was $8.5 million Canadian Dollars. Approximately $6.5 million of the purchase price was allocated to the satisfaction of outstanding debts. The purchase price was provided by Network s line of credit with GMAC Credit Corporation (formerly BNY Financial Corporation - Canada) which has increased from $20 million to $40 million Canadian Dollars.




           VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JULY 31, 2000 AND 1999

NOTE 13.   ACQUISITIONS (CONTINUED)

Summarized pro-forma results of operations for the nine months ended July 31, 2000 giving effect to the transaction as of November 1, 1999 are as follows:
           Sales                  $  93,757,585
           Cost of sales          $  81,785,326
           Net Income             $   3,033,223

NOTE 14. SALE OF RESTAURANT LICENSE

On June 30, 2000, the Company sold its Restaurant license (Cami s Seafood and Pasta) to CamFam, Inc., the Company that was operating the restaurants, for $1,330,000. Proceeds from sale were $1,150,000 in cash, and a promissory note of $180,000 (See note 2). Net gain from sale of the license was $1,130,883.

NOTE 15. RELATED PARTY TRANSACTIONS

The Company has a note payable to a related party, which has an outstanding balance of $146,792 (See note 7).

Network Forest Products Limited, a wholly owned subsidiary of the Company issued a note payable to John Ziner Lumber Limited, as part if the purchase price of the acquisition. Balance outstanding on this note was $552,621 (See note 9).

The Company through Network owns a 30% interest in land which is being developed by a third party that will be constructing townhouses on the property. The lumber for the construction will be purchased from Network.

Included in prepaid expenses and other assets is approximately a $170,000 first mortgage note receivable with a related party, due in the current fiscal year.

NOTE 16. SUBSEQUENT EVENTS

On August 11, 2000 the Company, through its subsidiary Network Forest Products, purchased all of the assets of Cutler Forest Products, and 100% of the shares of Seabright Wood Fabricators, located in Mississauga, Ontario. Cutler and Seabright had common ownership with each other.

Consideration for the transaction was $15,954,817 Canadian dollars, of which $3,902,579 was allocated to the satisfaction of outstanding debts. The purchase price was provided by Network Forest Products credit facility with GMAC Credit Corporation, which was increased from $40 million to $58 million Canadian dollars.
          VALUE HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JULY 31, 2000 AND 1999


NOTE 16. SUBSEQUENT EVENTS (CONTINUED)

Cutler Forest Products primary business is the wholesale supply of sheet and cut to size composite wood products including melamine, particle board, medium density fiberboard and hardwood plywood. Cutler provides both wood and materials for their customer s manufacturing operations, and also provides both fully and partially manufactured product. Cutler will box, bar code and package as specified by the customer or ship product in bulk for refinishing and final assembly. Cutler also distributes a laminate called Nevamar. They are one of two distributors of this product in Ontario.

Seabright is a component manufacturer. Virtually all of Seabright sales are to Cutler.

Cutler has approximately 1,500 customers with four customers accounting for 20% of sales.































              VALUE HOLDINGS, INC.  AND SUBSIDIARIES
                PRO-FORMA CONSOLIDATED BALANCE SHEET
                       AT OCTOBER 31, 1999

                       Consolidated  Acquired  Pro-forma  Combined
                         Company    Companies Adjustments Pro-forma
                                     Combined
ASSETS
Current
 Cash                 $    31,844 $     -0-  $        $    31,844
 Marketable securities    211,058       -0-               211,058
 Accounts receivable    9,600,213  2,786,404           12,386,617
 Inventories            6,952,896  3,164,458           10,117,354
 Income taxes receivable     -0-      13,305               13,305
 Current portion of loan
  receivable related party   -0-      11,374 (1)(11,374)     -0-
 Prepaid and other assets 339,978     66,010              405,988
                       ----------  ---------  --------- ---------
                       17,135,989  6,041,551   (11,374) 23,166,166
Related party receivables 130,400     17,487(1)(17,487)    130,400
Investment related company           368,243  (368,243)      -0-
Investment in real estate 204,304       -0- (1)            204,304
Property and equipment
 net                    1,255,772  1,043,652(2)          2,299,424
Goodwill                5,446,987       -0-   4,401,029  9,848,016
Deposits and other assets 254,563        788               255,351
                       ----------  ---------  ---------  ---------
                      $24,428,015 $7,471,721 $4,003,925$35,903,661
                       ==========  =========  ========= ==========
LIABILITIES AND STOCKHOLDER S EQUITY
Current                                      (3)
 Bank indebtedness    $11,302,050 $2,358,784 $6,528,218 $20,189,052
 Accounts payable and
 accrued expenses       4,362,107    587,932(4) 650,132   5,600,171
 Income taxes payable        -0-      42,756                 42,756
 Notes payable affiliates 323,481       -0-                 323,481
 Notes payable and
 advances stockholders    312,337       -0-                 312,337
 Current portion long term
  debt and capital leases 315,539    210,561 (1)(11,374)    514,726
                       ----------  ---------  ---------  ----------
                       16,615,514  3,200,033  7,166,976  26,982,523
Long Term Debt         ----------  ---------  ---------  ----------
 Notes payable and capital
  leases                1,349,305    381,585              1,730,890
 Shareholder loans           -0-      17,487 (1)(17,487)       -0-
 Loans related companies     -0-         229                    229
 Deferred gain on sale     86,251       -0-                  86,251
 Deferred income taxes       -0-      64,902                 64,902
                       ----------  ---------  ---------  ----------
                        1,435,556    464,203    (17,487)  1,882,272
                       ----------  ---------  ---------  ----------
Preferred securities
 subsidiary             5,703,607       -0-               5,703,607
                       ----------  ---------             ----------


Stockholder s equity
 Preferred stock          750,000       -0-                 750,000
 Common stock              10,885      1,261(2) (1,175)      10,971
 Paid in capital       14,751,595       -0- (2)242,900   14,994,495
 Deferred consulting
  agreements              (47,499)      -0-                (47,499)
 Retained earnings,                          (2)
  beginning           (15,862,125)   640,080  (640,080)(15,862,125)
 Net income current year  993,365  1,532,016  (936,482)  1,588,899
 Accumulated                                (3,4)
  comprehensive income    221,892    (14,287) (162,312)     45,293
 Dividends               (144,775)          (2)          (144,775)
 Partner s equity            -0-   1,648,415(1,648,415)       -0-
                       ----------  --------- ---------  ---------
                          673,338  3,807,485(3,145,564) 1,335,259
                       ----------  --------- ---------  ---------
                      $24,428,015 $7,471,721$4,003,925$35,903,661
                       ==========  ========= ========= ==========



                 VALUE HOLDINGS, INC. AND SUBSIDIARIES
             PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED OCTOBER 31, 1999

                    Consolidated  Acquired  Pro-forma  Combined
                      Company    Companies Adjustments Pro-forma
                                  Combined

                                            (1)
Sales               $45,711,611 $24,409,145 $(1,668,405)$68,452,351
Licensing fee           354,328                             354,328
                     ----------  ----------  ----------- ----------
Total Revenue        46,065,939  24,409,145  (1,668,405) 68,806,679
                                            (1)
Cost of sales        39,417,806  19,776,458  (1,668,405) 57,525,859
                     ----------  ----------  ----------  ----------
Gross Profit          6,648,133   4,632,687       -0-    11,280,820
                     ----------  ----------  ----------  ----------
Expenses
 Selling and
  administrative      4,319,658   2,950,407               7,270,065
 Interest expense       849,003      92,428  (4)650,132   1,591,563
 Depreciation           213,117      79,051                 292,168
 Amortization           566,715              (3)231,633     798,348
                      ---------   ---------   ---------   ---------
                      5,948,493   3,121,886     881,765   9,952,144
                      ---------   ---------   ---------   ---------
Income-operations       699,640   1,510,801    (881,765)  1,328,676

Other Income
 Interest and other     419,377                             419,377
 Rental income                       10,380                  10,380
 Loss on disposal
  of assets                         (11,484)               (11,484)
 Equity is Seabright                            (1)
  Fabricators, Ltd.                  54,717      (54,717)     -0-
                      ---------   ---------    ---------  ---------
                        419,737      53,613      (54,717)   418,273
                      ---------   ---------    ---------  ---------
Net income before
 income tax           1,119,017   1,564,414     (936,482) 1,746,949

Income taxes            125,652      32,398                 158,050
                     ----------   ---------    ---------  ---------
Net income              993,365   1,532,016     (936,482) 1,588,899

Other comprehensive
 income (loss)
 Foreign currency
  translation           225,265                             225,264
                     ----------   ---------   ----------  ---------
Comprehensive income
 (loss)             $ 1,218,629 $ 1,532,016  $ (936,482)$ 1,814,163
                     ==========  ==========   =========  ==========

Earnings per share
 Basic                                                      $0.0156
 Diluted                                                    $0.0144

Average number of
 shares EPS computation
 Basic                                                  101,654,659
 Diluted                                                110,014,159






















               VALUE HOLDINGS, INC.  AND SUBSIDIARIES
                PRO-FORMA CONSOLIDATED BALANCE SHEET
                          AT JULY 31, 2000

                       Consolidated  Acquired  Pro-forma  Combined
                         Company    Companies Adjustments Pro-forma
                                     Combined
ASSETS
Current
 Cash                 $    35,629 $     -0-  $        $    35,629
 Marketable securities    123,601       -0-               123,601
 Accounts receivable   14,666,975  3,295,981           17,962,956
 Inventories           15,366,719  3,257,237           18,623,956
 Current portion of loan
  receivable related party   -0-       5,501 (1) (5,501)     -0-
 Prepaid and other assets 115,169     53,170              168,339
                       ----------  ---------  --------- ---------
                       30,308,093  6,611,889    (5,501) 36,914,481
Note receivable           180,000                          180,000
Related party receivables 130,400     13,161(1)(13,161)    130,400
Investment related company           419,367  (419,367)      -0-
Investment in real estate 140,528       -0- (1)            140,528
Property and equipment
 net                    1,818,241    956,797(2)          2,775,038
Goodwill                6,037,197       -0-   4,281,716 10,318,913
Intangible assets         102,720                          102,720
Deposits and other
 assets                 1,340,634        785             1,341,419
                       ----------  ---------  ---------  ---------
                      $40,057,813 $8,001,999 $3,843,687$51,903,499
                       ==========  =========  ========= ==========
LIABILITIES AND STOCKHOLDER S EQUITY
Current                                      (3)
 Bank indebtedness    $22,289,328 $2,762,930 $6,843,501 $31,895,759
 Accounts payable and
 accrued expenses       5,255,030    993,365(4) 487,599   6,735,994
 Income taxes payable        -0-      13,950                 13,950
 Notes payable affiliates 146,792       -0-                 146,792
 Current portion long term
  debt and capital leases 300,000     49,060 (1) (8,459)    340,601
                       ----------  ---------  ---------  ----------
                       27,991,150  3,819,305  7,322,641  39,133,096
Long Term Debt         ----------  ---------  ---------  ----------
 Notes payable and capital
  leases                1,376,326     81,759 (1)(10,203)  1,447,882
 Deferred gain on sale     86,251       -0-                  86,251
 Deferred income taxes       -0-     132,362                132,362
                       ----------  ---------  ---------  ----------
                        1,462,577    214,121    (10,203)  1,666,495
                       ----------  ---------  ---------  ----------
Preferred securities
 subsidiary             5,703,607       -0-               5,703,607
                       ----------  ---------             ----------
Stockholder s equity
 Preferred stock          750,000       -0-                 750,000
 Common stock              15,780      1,261(2) (1,175)      15,866
 Paid in capital       15,254,201       -0- (2)254,635   15,508,836
 Deferred consulting
  agreements             (187,500)      -0-               (187,500)
 Retained earnings,                         (2)
  beginning           (14,791,643)   322,390  (322,390)(14,791,643)
 Net income current yr  4,163,815  1,015,014  (983,145)  4,195,684
 Accumulated                                (3,4)
  comprehensive income   (107,057)    (7,382) (220,614)    106,175
 Dividends               (197,117)          (2)          (197,117)
 Partner s equity            -0-   2,637,290(2,637,290)       -0-
                       ----------  --------- ---------  ---------
                        4,900,479  3,968,573(3,468,751) 5,400,301
                       ----------  --------- ---------  ---------
                      $40,057,813 $8,001,999$3,843,687$51,903,499
                       ==========  ========= ========= ==========



               VALUE HOLDINGS, INC. AND SUBSIDIARIES
           PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE NINE MONTHS ENDED JULY 31, 2000

                    Consolidated  Acquired  Pro-forma  Combined
                      Company    Companies Adjustments Pro-forma
                                  Combined


Sales               $90,443,582 $16,329,062 $          $106,772,644

Cost of sales        78,346,683  13,188,183              91,534,866
                     ----------  ----------  ----------  ----------
Gross Profit         12,096,899   3,140,879       -0-    15,237,778
                     ----------  ----------  ----------  ----------
Expenses
 Selling and
  administrative      6,386,399   2,166,301               8,552,700
 Interest expense     1,737,205      24,947  (4)487,599   2,249,751
 Depreciation           406,537     116,491                 523,028
 Amortization           681,472              (3)225,353     906,825
                      ---------   ---------   ---------   ---------
                      9,211,613   2,307,739     712,952  12,232,304
                      ---------   ---------   ---------   ---------
Income-operations     2,885,286     833,140    (712,952)  3,005,474

Other Income
 Interest and other      51,768                              51,768
 Rental income                        5,492                   5,492
 Equity is Seabright
  Fabricators, Ltd.                 270,193  (1)(270,193)     -0-
                      ---------   ---------    ---------  ---------
                         51,768     275,685     (270,193)    57,260
                      ---------   ---------    ---------  ---------
Income from continued
 operations           2,937,054   1,108,825     (983,145) 3,062,734

Discont.operations    1,226,761                           1,226,761
                     ----------  ----------    --------- ----------
Net income before
 income taxes         4,163,815   1,108,825     (983,145) 4,289,495

Income taxes                         93,811                  93,811
                     ----------   ---------    ---------  ---------
Net income            4,163,815   1,015,014     (983,145) 4,195,684

Other comprehensive
 income (loss)
 Foreign currency
  translation          (328,949)                          (328,949)
                     ----------   ---------   ----------  ---------
Comprehensive income
 (loss)             $ 3,834,866 $ 1,015,014  $ (983,145)$ 3,866,735
                     ==========  ==========   =========  ==========

Earnings per share
 Basic                                                      $0.0314
 Diluted                                                    $0.0295

Average number of
 shares EPS computation
 Basic                                                  133,820,572
 Diluted                                                142,180,072



               VALUE HOLDINGS, INC. AND SUBSIDIARIES
           PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE NINE MONTHS ENDED JULY 31, 1999

                    Consolidated  Acquired  Pro-forma  Combined
                      Company    Companies Adjustments Pro-forma
                                  Combined


Sales               $24,703,983 $14,145,380 $           $38,849,363

Cost of sales        20,037,393  11,183,905              31,221,298
                     ----------  ----------  ----------  ----------
Gross Profit          4,666,590   2,961,475       -0-     7,628,065
                     ----------  ----------  ----------  ----------
Expenses
 Selling and
  administrative      2,473,392   1,809,798               4,283,190
 Interest expense       545,441      77,886  (4)487,599   1,110,926
 Depreciation            64,041      47,383                 111,424
 Amortization           185,966              (3)173,725     359,691
                      ---------   ---------   ---------   ---------
                      3,268,840   1,935,067     661,324   5,865,231
                      ---------   ---------   ---------   ---------
Income-operations     1,397,750   1,026,408    (661,324)  1,762,834

Other Income
 Interest income         13,008                              13,008
 Rental income                        7,830                   7,830
 Loss on disposal of
  capital asset                     (11,550)               (11,550)
 Equity is Seabright
  Fabricators, Ltd.                  34,117   (1)(34,117)     -0-
                      ---------   ---------    ---------  ---------
                         13,008      30,397      (34,117)     9,288
                      ---------   ---------    ---------  ---------
Income from continued
 operations           1,410,758   1,056,806     (695,441) 1,772,123

Discont.operations       24,146                              24,146
                     ----------  ----------    --------- ----------
Net income before
 income taxes         1,434,904   1,056,806     (695,441) 1,796,269

Income taxes                         20,734                  20,734
                     ----------   ---------    ---------  ---------
Net income            1,434,904   1,036,072     (695,441) 1,775,535

Other comprehensive
 income (loss)
 Foreign currency
  translation           130,346                            130,346
                     ----------   ---------   ----------  ---------
Comprehensive income
 (loss)             $ 1,565,520 $ 1,036,072  $ (695,441)$ 1,905,881
                     ==========  ==========   =========  ==========

Earnings per share
 Basic                                                      $0.0179
 Diluted                                                    $0.0165

Average number of
 shares EPS computation
 Basic                                                   99,259,127
 Diluted                                                107,618,627










                  VALUE HOLDINGS, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED PRO-FORMA FINANCIAL STATEMENTS
              OCTOBER 31, 1999 AND JULY 31, 2000 AND 1999


The accompanying consolidated pro-forma financial statements reflect the financial position and results of operations of Value Holdings, Inc. and Subsidiaries, reflecting the acquisition of all the assets of Cutler Forest Products and 100% of the shares of Seabright Wood Fabricators, giving effect to the transaction as of the beginning of the year/periods presented (October 31, 2000 and July 31, 2000 and 1999).

Following is an explanation of the pro-forma adjustments:

Note 1. REFLECTS THE ELIMINATION OF INTERCOMPANY TRANSACTIONS
        ON CONSOLIDATION BETWEEN CUTLER FOREST PRODUCTS AND
        SEABRIGHT WOOD FABRICATORS

                               October 31,  July 31,  July 31,
                                 1999         2000      1999
                               ----------  ---------  --------

   Related party receivable-
    payable short-term       $     11,374 $   5,501  $  N/A
            long-term              17,487    13,161     N/A
   Sales- purchases             1,668,405      -0-      -0-
   Investment in unconsolidated
    affiliate                     368,243   419,367     N/A
   Equity pick-up                  54,717   270,193    34,117

Note 2. REFLECTS ACQUISTION OF ASSETS OF CUTLER FOREST PRODUCTS AND 100% OF THE SHARES OF SEABRIGHT WOOD FABRICATORS, LTD.


                               October 31,  July 31,  July 31,
                                 1999         2000      1999
                               ----------  ---------  --------

   Goodwill created on
    transaction             $  4,632,662  $ 4,507,069    N/A
   Goodwill amortization         231,633      225,353   173,725
   Share of Value Holdings
    issued - common stock          1,175        1,175    N/A
             paid in capital     242,900      254,635    N/A
   Elimination of beginning
    retained earnings and
    partner s equity companies
    acquired                  (2,288,495)  (2,959,680)   N/A





Note 3. REFLECTS INCREASE IN BANK INDEBTNESS TO FINANCE ACQUISTION

                               October 31,  July 31,  July 31,
                                 1999         2000      1999
                               ----------  ---------  --------
   Increase in Network
    Forest Products Revolving
    Credit Agreement         $ 6,528,218 $ 6,843,501    N/A


Note 4. REFLECTS ADDITIONAL INTEREST COST INCURRED AS A RESULT OF
        INCREASE IN BANK INDEBTEDNESS

                               October 31,  July 31,  July 31,
                                 1999         2000      1999
                               ----------  ---------  --------
   Additional interest cost
    on line of credit
    facility - interest at
    prime plus 1.25%         $   650,132  $ 487,599  $ 487,599


                             VALUE HOLDINGS, INC.

                      CONSOLIDATED FINANCIAL STATEMENTS

                     FOR THE YEAR ENDED OCTOBER 31, 1999





                           VALUE HOLDINGS, INC.

                             TABLE OF CONTENTS


                                                         PAGE

REPORT OF INDEPENDENT AUDITORS                            1

CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheet                                             2

Statements of Operations                                  3

Statements of Stockholders  Equity                        4

Statements of Cash Flows                                5-6


Notes to Consolidated Financial Statements             7-20

BERKOVITS & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS
8211 WEST BROWARD BOULEVARD - SUITE 340
PLANTATION, FLORIDA 33324
(954) 475-3199
DADE (305) 944-9326
FAX (954) 472-2308
(800) 689-3521
http//www.berkovits-cpa.com

                    REPORT OF INDEPENDENT AUDITORS
To the Board of Directors and Stockholders
Value Holdings, Inc. and its Subsidiaries
              Coral Gables, Florida

We have audited the accompanying consolidated balance sheet of Value Holdings, Inc. ( the Company ) and its Subsidiaries as of October 31, 1999, and the related consolidated statements of operations, stockholders equity and cash flows for the year ended October 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The statements of operations, stockholders equity, and cash flows of Value Holdings, Inc. and its Subsidiaries for the year ended October 31, 1998, were audited by other auditors whose report dated January 19, 1999, on those statements included an explanatory paragraph that described an uncertainty relating to the Company s ability to continue as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Value Holdings, Inc. and its Subsidiaries at October 31, 1999, and the consolidated results of its operations and its cash flows for the year ended October 31, 1999, in conformity with generally accepted accounting principles.

BERKOVITS AND COMPANY, P.A.
January 27, 2000

MEMBERS:
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
FLORIDA  INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS


















































                  VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET

                                                      October 31,
                                                         1999
                                                     ------------

                                 ASSETS

CURRENT ASSETS
Cash                                                $      31,844
Marketable securities                                     211,058
Accounts receivable, net of allowance for
 Doubtful accounts of $551,574                          9,600,213
Inventory                                               6,952,896
Prepaid expenses and other assets                         339,978
                                                      -----------
   TOTAL CURRENT ASSETS                                17,135,989
                                                      -----------
PROPERTY AND EQUIPMENT, net of accumulated
 Depreciation of $217,152                               1,255,772

OTHER ASSETS
Costs in excess of net assets of businesses
 Acquired, net of accumulated amortization              5,446,987
Investment in real estate                                 204,304
Note receivable affiliate                                 130,400
Deposit and other assets                                  254,563
                                                      -----------
   TOTAL OTHER ASSETS                                   6,036,254
                                                      -----------
   TOTAL ASSETS                                    $   24,428,015
                                                      ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable and accrued expenses             $    4,362,107
 Note payable bank                                     11,302,050
 Current portion long term debt                           315,539
 Note payable affiliate                                   323,481
 Notes payable and advances to stockholders               312,337
                                                      -----------
   TOTAL CURRENT LIABILITIES                           16,615,514
                                                      -----------
DEFERRED GAIN ON SALE                                      86,251
LONG-TERM DEBT INCLUDING CAPITALIZED LEASE
LEASE OBLIGATION, NET OF CURRENT PORTION                1,349,305
PREFERRED SECURITIES OF SUBSIDIARY                      5,703,607


The accompanying notes are an integral part of these financial statements
2
                  VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET

                                                       October 31,
                                                           1999
                                                       ----------

                LIABILITIES AND STOCKHOLDERS' EQUITY

STOCKHOLDERS EQUITY
Series A preferred stock, par value
 $.0001; 20,000,000 shares authorized;
 750,000 issued and outstanding at October 31,
 1999 at liquidation value                                750,000
Common stock, par value $.0001;
 900,000,000 shares authorized; issued
 and outstanding 108,857,039 at October
 31, 1999                                                  10,885
Capital in excess of par                               14,751,595
Accumulated deficit                                   (14,650,760)
Accumulated comprehensive income                          221,892
Deferred consulting agreement                             (47,499)
Dividends on preferred stock                             (362,775)
                                                      -----------
TOTAL STOCKHOLDERS  DEFICIT                               673,338
TOTAL LIABILITIES AND STOCKHOLDERS                    -----------
EQUITY                                             $   24,428,015
                                                      ===========

The accompanying notes are an integral part of these financial statements
                                    3






















               VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                        Years ended October 31,

                                      1999            1998
                                 ----------     -----------
Revenues
 Gross sales Lumber           $ 45,711,611     $       -0-
 Licensing fee                     354,328         348,434
                                ----------      ----------
   Total revenue                46,065,939         348,434
                                ----------      ----------
Cost of sales - Lumber          39,417,806             -0-
                                ----------      ----------
Gross margins                    6,648,133         348,434
                                ----------      ----------
Costs and Expenses
  Selling, general and
   administrative                4,319,658         352,582
  Depreciation                     213,117          52,979
  Amortization, intangible
    assets                         566,715         202,169
  Interest expense                 849,003         109,251
                                ----------      ----------
                                 5,948,493         716,981
                                ----------      ----------
Operating income (loss)            699,640        (368,547)
                                ----------      ----------

Other income (charges)
  Interest income                  419,377          11,173
  Provision for losses in
   affiliate                           -0-        (571,000)
  Write down of investment in
   affiliate                           -0-      (1,758,094)
  Equity loss in earnings -
    unconsolidated                     -0-        (210,278)
                               -----------      ----------
    Total other income (expense)   419,377      (2,528,199)
                               -----------      ----------
Income (Loss) before income
  taxes                          1,119,017      (2,896,746)
Provision (credit) for income
 taxes                             125,652             -0-
                               -----------     -----------
Net income (loss)                  993,365      (2,896,746)

Other comprehensive income (loss)
  Foreign currency translation,
   net of Income taxes             225,264          (3,372)
                               -----------     -----------
Comprehensive income (loss)   $  1,218,629    $ (2,900,118)
                               ===========     ===========

Earnings per common share
 Basic earnings (loss) per
  share                       $      .0076    $      (.046)
 Diluted earnings per share   $      .0071    $         -

Average shares outstanding
 Basic                         100,892,590      63,030,642
 Diluted                       109,152,090            -

The accompanying notes are an integral part of these financial statements.
                                     4

                 VALUE HOLDINGS, INC, AND ITS SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY

                Common Stock   Preferred  Capital in   Accumulated
               Shares  Amount    Stock   Excess of Par   Deficit

               ------ -------  --------- ------------- ----------

Balance
November
 1, 1997  56,806,068 $  5,680 $ 750,000 $ 13,859,016  $(12,747,379)

Issuance of
 common
 stock    35,500,000    3,550       -0-      351,450        -0-
Dividends
accrued         -0-       -0-       -0-         -0-         -0-
Deferred
 consulting
 agreement      -0-       -0-       -0-         -0-         -0-
Net loss        -0-       -0-       -0-         -0-     (2,896,746)
         ----------- --------- --------- -----------   -----------
Balance
 October
 31, 1998 92,306,068 $  9,230   750,000   14,210,466   (15,644,125)

Issuance of
 common
 stock    16,550,971    1,655      -0-       541,129          -0-
Dividends
 accrued     -0-         -0-       -0-          -0-          -0-
Translation
 adjustment  -0-         -0-       -0-          -0-          -0-
Deferred consulting
 agreement   -0-         -0-       -0-          -0-          -0-
Net income   -0-         -0-       -0-          -0        993,365
         -----------  -------  ---------  -----------  ------------
Balance
 October 31,
 1999    108,857,039 $ 10,885 $ 750,000 $ 14,751,595  $(14,650,760)
         ===========  =======  ========   ==========   ===========
The accompanying notes are an integral part of the financial statements.
                                    5

                  VALUE HOLDINGS, INC, AND ITS SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY

               Deferred    Dividends    Cumulative     Total
             Consulting  On Preferred Translation
             Agreements     Stock     Adjustment

             ----------  ------------ ------------- ----------

Balance
 November
 1, 1997   $      -0-   $ (125,000)  $    (3,372) $  1,738,945

Issuance of
 common stock     -0-          -0-           -0-       355,000
Dividends
 accrued          -0-      (75,000)          -0-       (75,000)
Deferred consulting
 agreement        -0-          -0-           -0-      (156,731)
Net loss          -0-          -0-           -0-    (2,896,746)
              ---------   ----------  -----------   -----------
Balance October
 31, 1998         -0-     (200,000)       (3,372)   (1,034,532)

Issuance of
 common stock     -0-          -0-           -0-       542,784
Dividends
 accrued          -0-     (162,775)          -0-      (162,775)
Translation
 adjustment       -0-          -0-        225,264      225,264
Deferred consulting
 agreement     109,232         -0-           -0-       109,232
Net income        -0-          -0-           -0-       993,365
             ---------   ----------   ----------    ----------
Balance October
 31, 1999  $   (47,499) $ (362,775) $    221,892  $    673,338
             =========    ========    ==========    ==========

The accompanying notes are an integral part of the financial statements.
                                    6









                   VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years Ended October 31,

                                          1999           1998
                                         ------         ------

Cash flows from operating activities:
 Net income (loss) from continuing
  operations                        $    993,365    $(2,896,746)
 Adjustment to reconcile net income from
  operations to net cash provided (used in)
  operations:
   Write-off of fixed and intangible assets
    restaurant operation                 130,463           -0-
   Write-off investment unconsol.
     sub.                                  3,994           -0-
   Provision for bad debt                541,502           -0-
   Write down marketable securities        3,259           -0-
   Write down obsolete inventory          74,911           -0-
   Loss on disposition capital asset       5,926           -0-
   Deferred taxes - foreign subsidiary    40,180           -0-
   Depreciation                          213,117         52,979
   Amortization, intangible assets and
    goodwill                             424,854        202,168
   Amortization consulting agreements    179,232       (156,731)
   Dividends in preferred stock             -0-         (75,000)
   Equity in earnings of unconsol. sub.     -0-         210,278
   Write-down investment in equity-method
    Investee                                -0-       1,758,094
   Provision for losses in affiliate        -0-         571,000
   Expenses paid by issuance of common
    stock                                   -0-         355,000
 Changes in working capital of continued
  Operations:
  (Increase) decrease in
    Accounts receivable               (6,165,871)        (1,170)
    Marketable securities               (214,317)           -0-
    Inventory                         (3,257,510)           -0-
    Prepaid expenses and other          (243,481)       (10,835)
   Increase(decrease) in
    Accounts payable                   1,440,034        (14,316)
    Accrued liabilities                    1,609        (67,888)
    Other                               (102,151)      (255,970)
                                       ---------      ---------
Net cash used in operating activities (5,930,885)      (329,137)
                                       ---------      ---------
Cash flows from investing activities:
  Acquisition of property and equipment (582,080)           -0-
  Investment in real estate             (204,304)           -0-
  Advances related companies             (10,000)       (26,800)
                                       ---------      ---------
Net cash used in investing activities   (796,384)       (26,800)
                                       ---------      ---------
The accompanying notes are an integral part of these financial statements.
                                     7
                 VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years Ended October 31,

                                          1999           1998
                                        ------         ------

Cash flows from financing activities:
 Proceeds (repayments) stockholders
  borrowings                           (115,553)        58,518
 Proceeds from related parties              -0-        304,707
 Dividends paid                         (87,775)           -0-
 Proceeds (payments) debt, net of
  Currency exchange                   6,626,476        (27,750)
                                      ---------      ---------
Net cash provided by financing
 activities                           6,423,148        335,475
                                      ---------      ---------

Net increase (decrease) in cash        (304,121)       (20,462)
Effect of exchange rate on cash         335,965            -0-
                                      ---------      ---------
Increase (decrease in cash               31,844        (20,462)

Cash at beginning of the year               -0-         20,462
                                      ---------      ---------
Cash at end of the year              $   31,844    $       -0-
                                      =========      =========

Supplemental disclosure of cash flow
 information:

Cash paid during the year for
 interest                                          $    35,246
Cash paid for acquisition             $  526,939

Non-cash investing activities

 Stock issued for consulting services
  Officer/stockholder/director                      $   355,000
  Stock issued for dividends          $  218,000
  Subsidiary stock issued for
   acquisition                        $5,832,536
  Liabilities assumed in conjunction
   with Acquisition                   $7,626,758

The Company had no cash equivalents at October 31, 1999.

The accompanying notes are an integral part of these financial statements.
                                  8
VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Value Holdings, Inc. ( the Company ) and its Subsidiaries are in the business of acquiring businesses with the goal of building well-run independent subsidiaries who have solid market niches. The Company conducts operations in both the U.S. and Canadian markets.

Until June 1, 1995, the Company operated a chain of seafood restaurants (Cami s, The Seafood Place) primarily in South Florida (Dade and Broward Counties). On that date, the Company licensed the operations of the restaurants to an independent operator (See
Note 6).

At October 31, 1998, the Company had a 28% interest in Forest Hill Capital Corporation ( FHCC ). FHCC operated a chain of retail optical stores throughout Canada. The Company had been accounting for its investment in FHCC under the equity method of accounting for long term investments (See Note 4). During October 1998, the Company wrote off its investment in Forest Hill Capital due to the closing of all its stores.

On February 25, 1999, the Company, through a wholly owned subsidiary acquired substantially all the assets of John Ziner
Lumber Limited ( Ziner Lumber ), an Ontario corporation involved in the distribution and remanufacturing of lumber (See Note 2).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates. Estimates that are particularly susceptible to change in the near term include the evaluation of the recoverability of goodwill and other intangible assets.




Inventory

Inventory is primarily composed of raw materials and is stated at the lower of cost or market, using the first-in, first-out method.

VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Expenditures for major betterment and additions are charged to the asset accounts, while replacements, maintenance and repairs, which do not extend the lives of the respective assets, are charged in the period the costs are incurred. Depreciation is provided over the estimated useful life of the respective asset using the straight-line method.

Costs in Excess of Net Assets of Business Acquired

Costs in excess of net assets of businesses acquired ( goodwill ) represents the unamortized excess of the cost of acquiring a business over the fair value of the identifiable net assets received at the date of acquisition, and is primarily from the acquisition of Cami s Seafood and Pasta restaurants and the Ziner Lumber acquisition. Such goodwill is being amortized on the straight-line method over a period of 6 to 20 years.

It is the Company s policy to evaluate the recoverability of goodwill and other intangible and long-lived assets on a periodic basis, based primarily on estimated future net cash flows generated by the assets giving rise to the goodwill, intangibles and other long-lived assets, and the estimated recoverable values of these assets. Such estimated future net cash flows take into consideration management s plans with regard to future operations and represent management s best estimate of expected future results. In the opinion of management, the results of the projected future operations are considered adequate to recover the Company s investment in the goodwill and other long-lived assets.

Acquisition Costs

Acquisition costs are stated at cost and are being amortized on a straight-line basis over their estimated useful lives of 3 years, and are included in other assets.

Reclassification

Certain amounts in the 1998 consolidated financial statements have been reclassified to conform with the current year presentation.

Concentration of Credit Risk

Financial instruments that can potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The Company had one customer whose balance approximated 11% of consolidated receivables at year-end. As of October 31, 1999 the Company had no other significant concentrations of credit risk.


VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (CONTINUED)
Fair Value of Financial Instruments

The fair value of long-term debt is based on current rates at which the company could borrow funds with similar remaining maturities, and the carrying amount approximates fair value.

Translation of Foreign Currency

The accounts of the Company s Canadian subsidiary are translated in accordance with Statement of Financial Accounting Standards No. 52 ( Foreign Currency Translation ), which require that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of Operation are translated using the average exchange rates prevailing throughout the period. The effect of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative translation adjustment in shareholders' equity. Realized gains and losses from foreign currency translations are included in other comprehensive income for the period. Fluctuations arising from intercompany transactions that are of a long-term nature are accumulated as cumulative translation adjustments.

Marketable Securities

Marketable securities are considered as available for sale and reflected at market value.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.


NOTE 2. BUSINESS ACQUISITION

On February 25, 1999, Value Holdings, Inc., through a wholly-owned subsidiary, Network Forest Products Limited ( Network ), acquired substantially all the assets and operations of John Ziner Lumber Limited, an Ontario corporation. The acquisition was accounted for by the purchase method of accounting. The operations of the Company for the year ended October 31, 1999 include the operations of Ziner Lumber. The purchase price of this acquisition was $14,331,473 of which $5,355,837 was allocated to goodwill and is being amortized over 20 years. Payment for the acquisition included 2,247,589 Series B shares and 3,456,018 series A shares of stock in Network. The series A and B shares have no voting rights but are exchangeable for a certain number of common shares of stock of Value Holdings Inc., as defined, at the option of the holder (See
Note 10).

VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. BUSINESS ACQUISITION (CONTINUED)

Summarized pro-forma results of operation for the years ended
October 31, 1999 and 1998, giving effect as if the transaction occurred on November 1, 1997, is presented as follows:

                                  1999               1998

Revenues                        $ 55,635,535    $   24,857,539
Net Income (loss)               $  1,666,236    $ (  6,596,109)
Earnings (loss) per share       $      .0165    $ (      .1046)

NOTE 3. ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of receivables from the lumber operations. These receivables are collected in Canadian currency and are subject to fluctuations in the exchange rate. The Company does not use any hedging instruments (derivatives) and treats such fluctuations as a SFAS No. 52 issue.

NOTE 4. INVESTMENTS IN AFFILIATED COMPANIES

Investments in Affiliated Companies at October 31, 1999 consist of:

a). Forest Hill Capital Corporation             $   468,248
b). Virilite Neutracutical Corporation               68,746
c). 660407 Alberta, Ltd                              38,000
                                                 ----------
                                                    574,994

Less: Provision for losses                       (  574,994)
                                                 ----------
                                              $        -
                                                 ==========
At October 31, 1998 the Company had a 28% interest in Forest Hill Capital Corporation, a company that operated a chain of retail optical stores throughout Canada. The Company had been accounting for its investment by the equity method of accounting. At February 28, 1997, the Company adjusted its investment in Forest Hill Capital Corporation to market based on the trading prices of the stock in the Canadian Exchange. On October 31, 1998, due to the uncertainty regarding the ultimate recovery of the investment in FHCC due to the closing of all the stores, the Company wrote-off its investment.

On February 29, 1996, the Company sold its Libido license to Virilite Neutracutical Corporation (Virilite) for $50,000 in cash, a $200,000 promissory note, and 500,000 shares of Virilite common stock, representing 10% of that company s stock. During May 1996, $100,000 of the promissory note was paid. The Company has accounted for its investment in Virilite at cost. The gain on sale of the Libido license is being recognized on the installment method of accounting.


VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENT IN AFFILIATED COMPANIES
               (CONTINUED)

The Company seized assets worth $50,000 from one of its debtors on a default of a payment on a loan receivable and sold them to 660407 Alberta Ltd. in exchange for cash of $12,000 and a investment of $12,000 in shares of 660407 Alberta Ltd. The Company accounts for this investment at cost.

Due to the uncertainty regarding the ultimate recovery of the Company s investments in Virilite and 660407 Alberta Ltd., on October 31 1998, the Company established a loss reserve of $571,000 for these investments. On July 31, 1999, the Company wrote-off the balance it was carrying on its books of $3,994.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

The Company s property, plant and equipment at October 31, 1999 consist of the following:

Plant and equipment                       $ 1,295,636
Computers                                      47,057
Vehicles                                       30,972
Leasehold improvements                         99,259
                                           ----------
                                            1,472,924
Less accumulated amortization               ( 217,152)
                                           ----------
Total                                     $ 1,255,772
                                           ==========
Depreciation expense for the years ended October 31, 1999 and 1998 amounted to $213,117 and $52,979, respectively. Depreciation expense includes the amortization of capital leases. During the quarter ending January 31, 1999, the Company wrote-off the net carrying value of restaurant fixed assets totaling $24,711.

Included in property, plant and equipment are the following assets held under capital leases:


                1999

Plant and equipment                       $    483,325
Less accumulated amortization                   96,665
                                            ----------
      Total                               $    386,660
                                            ==========


VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COSTS IN EXCESS OF NET ASSETS ACQUIRED (GOODWILL)

It is the Company s policy, as discussed in Note 1, to evaluate periodically the recoverability of goodwill. On June 1, 1995, the Company entered into a licensing agreement effective as of June 1, 1995, whereby it licensed the operations of its restaurant facilities to an independent operator who is involved as a joint venture partner. These agreements were renewed on March 1, 1997. The Company is to receive a monthly license fee ranging from 3% to 6% based upon monthly revenues of the restaurants ranging from $100,000 to over $200,000. The licensing agreement is for an initial term of five years, with an option on the part of the licensee to renew the agreement for an additional five years. As a result of this change in method of utilizing its restaurant facilities, the Company has re-evaluated the recoverability of goodwill. Such goodwill has been evaluated based upon management s estimate of the amount of licensing fees reasonably expected to be received over the initial term of the licensing agreement. This agreement was renewed on March 1, 1997 and expires March 1, 2002. The Company has reduced the amortization period in conjunction with the licensing agreement to six years.

On February 25, 1999, the Company through a wholly owned subsidiary purchased the assets and operations of Ziner Lumber (See Note 2). The resulting acquisition created goodwill in the amount of $5,355,837 and is being amortized over 20 years. Amortization of goodwill was $387,484 and $170,000 for the years ended October 31, 1999 and 1998, respectively.




NOTE 7. NOTE PAYABLE, BANK

Note payable bank consists of a revolving loan agreement with interest at prime plus 1.25% (Canadian) per annum and matures on February 25, 2002. This facility is collateralized by Networks present and future assets and is guaranteed by Company.

NOTE 8. NOTES PAYABLE AND ADVANCES FROM STOCKHOLDERS

Notes payable and advances to stockholders at October 31, 1999 consist of:

Advances from stockholders                         $     21,742
Notes payable to various stockholders;
   Interest at 12% in 1999, unsecured                   290,595
                                                     ----------
                                                   $    312,337
                                                     ==========

VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. LONG-TERM DEBT

Long-term debt at October 31, 1999 consist of the following:

Note payable, stockholder (1)                     $    287,875

Term loan from financing company, bears interest
 at prime plus 2%. Monthly payments of $8,333
(Canadian) matures February 25, 2002.                  300,781

Note payable to John Ziner (See note 2 and 6)
 bears interest at 15%, monthly payments of
 $16,667 (Canadian) for 60 months,
 collaterized by the assets of Network                 658,312

Obligation under capital leases - monthly payments
 of $20,381 (Canadian) to December 1, 2002,
 collaterized by the related equipment                 417,876
                                                    ----------
                                                     1,664,844
Less current portion                                   315,539
                                                    ----------
Total long term debt                               $ 1,349,305
                                                    ==========
(1) The obligation was incurred in connection with the acquisition of the Cami s Seashells restaurants in August 1991. The terms of the note provide for interest at the rate of 9% per annum, with no interest to be paid for the first year of the note; during the second year and for the next nine years, monthly payments of principal and interest are based upon a thirty-year amortization schedule, with the unpaid principal balance due August 30, 2001. Notwithstanding these terms, if there is a secondary offering of the Company's stock, the net proceeds of the offering, to the extent sufficient to do so, are to be used to liquidate the notes as an additional amortization thereof, which will not be subject to reborrowing. As collateral for the note, the Company has pledged an interest in substantially all of its assets. This obligation has been subordinated to the note payable, related party (See Note 12). As of October 31, 1999, the note is in default. No payment has been made since the inception of the note, and management has no plan in place concerning repayment terms. The Company has obtained a waiver from this stockholder in connection with the current payment terms of this note.

Annual maturities of long-term debt at October 31, 1999 and for each of the succeeding five years are summarized as follows:

                Year Ending October 31:

2000                             $  340,180
2001                                597,683
2002                                450,482
2003                                163,762
2004                                112,777
Total                            $1,664,884

VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. PREFERRED SECURITIES OF SUBSIDIARY

Preferred securities of subsidiary consist primarily of preferred equity Securities issued by Network in connection with the acquisition. No gain or loss was recognized as a result of the issuance of these securities, and the Company owned all of the voting equity rights of Network after the acquisition (See Note 2).

Preferred securities of subsidiary, as reflected in the accompanying balance sheet, includes $3,456,018 of 5% cumulative non-voting equity securities Series A redeemable at $1 (Canadian) per share by Network, and $2,247,589 of non-voting equity securities Series B redeemable at $1 (Canadian) per share by Network. The equity securities are exchangeable for common shares of the Company at the option of the holder, subject to adjustment as defined in the respective exchange agreement.

NOTE 11. LEASE COMMITMENTS

The Company has entered into capital lease obligations primarily for machinery used in the lumber operations. The gross amount of assets recorded under these lease obligations is $483,325 (See Note
5) which expire in December 31, 2002. Gross future minimum lease payments are $527,428. Future minimum lease payments under capital lease obligations are as follows:

           October 31, 2000              $ 166,556
                       2001                166,556
                       2002                166,556
                       2003                 27,759
                                          ---------
                                         $ 527,427
                        Less interest:     109,553
                                         ---------
                                         $ 417,874
                                         =========

The Company has operating leases covering trucks, buildings, and the use of land. These leases run from 24 to 60 months. There are no renewal options for these leases. The lease for the building is from a related party. Future lease payments under such operating leases are as follows:
                    October 31, 2001 $ 179,255
                                2002   179,255
                                2003   179,255
                                2004   179,255
                                2005    56,673
                                      --------
                                     $ 773,693
                                      ========


VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. RELATED PARTY TRANSACTIONS

The Company has a note payable to Capbanx Corporation, a Company related to the former President of the Company who is also related to a current Director, which has an outstanding balance of $323,481 as of October 31, 1999. The note bears interest at 15% and was due on December 31, 1998. 2000. This note payable has been renewed and will be due December 15, 2000.

Network Forest Products Limited, a wholly-owned subsidiary of the Company issued a note payable to John Ziner Lumber Limited, the President of the Company, as part of the purchase price of the acquisition. At October 31, 1999 the balance of this obligation was $658,312. The note bears interest at 15% and requires monthly payments for 60 months. Interest paid on this obligation approximated $67,000 during the period ended 1999. Additionally, the Company leases a building from a company that is owned by the Ziner family.

The Company through Network owns a 30% interest in land which is being developed by a third party that will be constructing townhouses on the property. The lumber for construction will be purchased from Network. Sales to this developer approximated $86,000 during the 1999 fiscal year.

Included in prepaid expenses and other assets is approximately a $170,000 first mortgage note receivable with a related party, due in the next fiscal year.

Acquisition costs of $196,000 in connection with the purchase of Ziner Lumber were paid to a related party. This related party also received approximately $117,000 for management fees during the 1999 fiscal year .

At October 31, 1998, the Company had accrued consulting fees in the amount of $136,278 due to Gemini Integrated Financial Services
Corp. which is an entity owned by the wife of the former President of the Company.

NOTE 13. INCOME TAXES

The income tax provision for operations in 1999 and 1998 consist of the following:

                                                    1999
Current:
   Federal                                       $369,000
   State                                           63,000
   Foreign                                         25,652
   Loss carryforward                             (432,000)
                                               ----------
 Current tax provision                           $125,652
                                               ==========

VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (CONTINUED)

No provision is made for U.S. federal income taxes on undistributed earnings of the Canadian subsidiary of approximately $68,000 at October 31, 1999, as management intends to permanently reinvest such earnings in the Company s operations in Canada. Accordingly, the loss carryforwards are limited to U.S. income since the Canadian subsidiary is not consolidated for tax purposes.

The Company s effective tax rate on income from continuing operations differs from the statutory federal tax rate as follows:

                                                     1999

    Statutory federal tax rate                      34.0 %
    State taxes, net of federal benefit              3.6
    Other net                                       12.6
    Loss carryforward                           (   37.6)
                                                 -------
    Effective tax rate                             12.6 %

For the year ended October 31, 1998 no provision or (credit) for income taxes has been provided for in the accompanying consolidated financial statements because realization of such income tax benefits was not reasonably assured. The Company will recognized the benefit from such carryforward losses in the future, if and when they are realized, in accordance with the applicable provisions of accounting principles for income taxes.

At October 31, 1999, the Company had net operating loss carry forwards for income tax purposes of approximately $10,000,000 which expire at various years to 2011.

NOTE 14. EARNINGS PER SHARE

Earnings per share for the years ended October 31, 1999 and 1998 were calculated as follows:
                      Income          Shares         Per-Share
                    (Numerator)    (Denominator)       Amount

For the Year
Ended October 31,
1999

Income before effect
of preferred stock
dividend           $   933,365              -
Less: Preferred
 stock dividend    (   162,775)             -

Basic EPS         $    770,590       100,892,590     $   .0076
Income available to
common stockholders

VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS PER SHARE (CONTINUED)

Effects of Dilutive Securities
Warrants             -                6,260,000
Convertible
 preferred
 stock               -                1,999,500

Diluted EPS      $   770,590        109,152,590       $   .0071
Income available to
 common stockholders
 and assumed
 conversions

For the Year Ended
 October 31, 1998

Loss before effect
 of preferred stock
 dividend          $(2,896,746)

Basic EPS
Loss to common
 stockholders      $(2,896,746)      63,030,642       $ ( .046)

For the year ended October 31, 1998 the effects of common stock equivalents were anti-dilutive and therefore have not been presented.

NOTE 15. COMMON STOCK, WARRANTS AND STOCK OPTIONS

Warrants Outstanding

In connection with consulting agreements entered into in February 1993 and February 1994, the Company issued warrants to purchase a total of 250,000 shares of common stock at a price of $.75 per share, exercisable until February 1998 and February 1999. The warrants that were exercisable February 1998 and 1999 expired.

In addition, in connection with a bonus plan for the Company s former president, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $.75 per share. Such warrant, which was exercisable until February 1999, expired.

During the year ended February 28, 1995, the Company issued warrants to purchase an aggregate of 910,000 shares of common stock in connection with various loans made to the Company, including 140,000 shares to the Company s former president. These warrants are exercisable for a period of five years at an exercise price of $.1875 per share.



VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. COMMON STOCK, WARRANTS AND STOCK OPTIONS (CONTINUED)

On February 23, 1995, the Company issued warrants to several groups to purchase an aggregate of 5,350,000 shares of common stock, exercisable for five years at an exercise price of $.25 per share:

        Service warrants                     3,750,000
        Service warrants to stockholder        500,000
        Directors  warrants                    500,000
        Employee warrants                      350,000
        Other warrants including 200,000
         to a former president                 250,000
                                            ----------
                                             5,350,000
                                            ==========

On December 1, 1995, the Company issued warrants to purchase up to 1,250,000 shares of its common stock at a price of $0.15 per share for a period of three years in connection with the acquisition of the Indian motorcycle license. These warrants have expired.

Stock Option Plan

On March 30, 1994, the Board of Directors adopted the 1994 Employee Stock Option Plan, subject to shareholder approval. A maximum of 1,000,000 shares of commons stock are reserved for award under this plan. The plan provides, among other things, that the exercise price of an incentive stock option shall be at least 110% of the fair market value at date of grant of granted to a 10% shareholder, and 100% of the fair market value at date of grant to any other person. No shares have been issued under the terms of this plan.

NOTE 16. PREFERRED STOCK

On July 29, 1994, the stockholders approved an amendment to the Articles of Incorporation which provides, among other things, that the authorized capital stock is to consist of 20,000,000 shares of preferred-series A stock having a par value of $.0001 per share and 180,000,000 shares of common stock having a par value of $.0001 per share. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series, and to establish, from time to time, the number of shares to be issued in each series and to determine and fix the designations, powers, preferences and rights of the shares of each such series. On January 25, 1999 the stockholders approved an amendment to the Articles of Incorporation which increased the number of authorized shares of common stock to 900,000,000.

The Company entered into a Preferred Stock Purchase as of December 30, 1993, which provides for the sale and issuance of 750,000 shares of Series A Preferred Stock for $750,000. The Series A Preferred Stock shall, among other things, be entitled to cash dividends at the rate of $.10 per annum, which shall accrue and be cumulative from the issue date and be payable quarterly, commencing on September 30th 1994; shall be entitled to $1.00 per share plus any accrued and unpaid dividends upon liquidation; may be called by the Company, commencing one year from the issue date, at a redemption

VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PREFERRED STOCK (CONTINUED)

price of $1.00 per share plus any accrued and unpaid dividends; and commencing one year from issue date, each share may, at the option of the holder, be converted into 2 2/3 shares of common stock.

As of October 31, 1999, dividends were in arrears on the preferred stock amounting to approximately $145,000.
NOTE 17. COMMITMENTS

The Company, through its wholly-owned subsidiary Network, is actively seeking operations in the Canadian markets. Currently, Network is engaged in negotiations to purchase two companies in the lumber industry. To such end, the Company has signed a definitive agreement and a letter of intent and given deposit of approximately $102,000, however, the transaction has not yet closed. If the conditions of the respective agreements are satisfied, the Company is committed to approximately $12,000,000 for the purchases.

NOTE 18. LITIGATION

The Company was involved in a lawsuit filed in June 1994 in the Circuit Court for Dade County, Florida in which the plaintiff alleged that the Company s wholly-owned subsidiary, Cami Restaurant Corp. and certain indirect wholly-owned subsidiary corporations of the Company breached a certain agreement for and failed to make payments on a promissory note given in connection with the purchase of certain assets by Cami Restaurant Corp. in 1991. The plaintiff sought damages in excess of $4,600,000 interest and attorney s fees, as well as an order declaring the purchase of assets void. This case was settled in June 1997 for $75,000 and the transfer of 300,000 shares of restricted stock of the Company. The 300,000 shares of restricted stock were cancelled in June of 1998 and were reissued on November 27, 1998.

The Company was also involved in a claim for breach of lease against Cami Restaurant Corporation and for breach of guarantee against the Company. Cami Restaurant Corp. and the Company had filed counterclaims, and the case was settled for $15,000 and 500,000 shares of stock in 1998.

The Company is subject to certain litigations which arise in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company s financial position or results of operations.

NOTE 18. SEGMENT REPORTING DISCLOSURES

Value Holdings, Inc. organizes its business units into two segments: lumber operations and restaurant licensing operations, which is reflected under the other category. The lumber segment is involved in the distribution and remanufacturing of lumber primarily in Canada. The restaurant segment is involved in the licensing of seafood restaurants under the Cami s Seafood name. The restaurant segment is not a reportable segment under SFAS






VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SEGMENT REPORTING DISCLOSURES (CONTINUED)

No.131 and therefore is included in the other category. The segments accounting policies are the same as those described in the summary of significant accounting policies.

                         Lumber
                        Operation        Other          Total
1999
Revenues              $45,711,611     $ 354,328     $ 46,065,939
Interest Revenue          302,704        17,261          319,965
Interest Expense          696,167       110,949          807,116
Depreciation and
  Amortization            430,601       170,000          600,601
Income tax expense        125,652           -            125,652
Significant noncash items    -          179,231          179,231
Segment Profit (Loss)   1,319,156    (  325,971)         993,365

Segment assets         23,937,680       490,335       24,428,015
Investments in long lived
 assets                 6,790,307       269,167        7,059,474
Stockholders equity     5,703,607       673,338        6,376,945
                (1)

(1) The $5,706,607 of segment stockholders equity is reclassified in the consolidated presentation under the caption Preferred
Security of Subsidiary.

Investment in Long Lived Assets includes the following:
      Property, plant and equipment, net        $  1,255,772
      Cost in excess of assets acquired            5,446,987
      Investment in land                             204,304
      Acquisition total                         $  7,059,474

1998

For the year ended October 31, 1998, the Company had only one segment whose operations consisted of licensing the Cami name to restaurant operators.

Geographical Information

The following geographical area data includes sales based on country of origin for the years ended October 31,







                                  1999                1998

Net sales
    Canada                   $45,711,611        $      -
    U.S.                         354,328           348,434
                              ----------         ---------
Consolidated total           $46,065,939        $  348,434
                             ==========          =========

The Canadian sales represent the lumber segment.




VALUE HOLDINGS, INC. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. IMPACT OF YEAR 2000 (UNAUDITED)

The Company has determined that it will be required to upgrade certain portions of software, hardware and equipment so that its systems and equipment will function properly with respect to dates in the year 2000 and thereafter. Affected systems do not include those used within the Company for purposes of individual care. The Company plans to utilize both internal and external resources to upgrade and test certain software for year 2000 readiness. To date, the Company has not determined the costs related to the assessment of, and preliminary efforts in, developing its Year 2000 compliance project plan, purchase of new software and equipment, and installation of vendor supplied upgrades.

The Company has not initiated formal communications with all of its significant suppliers and large payers to determine the extent to which the Company s operations are vulnerable to those third parties failure to remediate their own Year 2000 Issues. There can be no guarantee that the systems of other companies or payors will be timely converted and would not have an adverse effect on the Company s operations.